Filed Pursuant to Rule 424(b)2
Registration No. 333-45346

PROSPECTUS SUPPLEMENT

(To Prospectus Dated September 18, 2000)

14,096,000 Shares

Advanced Micro Devices, Inc.

Common Stock

We are offering 14,096,000 shares of our common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “AMD.” The last reported sale price of our common stock on the New York Stock Exchange on January 23, 2006 was $35.47 per share.

Investing in our common stock involves risks that are described under “ Risk Factors” beginning on page S-6 of this prospectus supplement.

	Per Share	Total
Public offering price	$35.20	$496,179,200
Underwriting discount	$.08	$1,127,680
Proceeds, before expenses, to Advanced Micro Devices, Inc.	$35.12	$495,051,520

In addition to the underwriting discount, the underwriter will receive a commission equivalent from investors in the amount of $.05 for each share of our common stock sold to investors in the offering.

The underwriter may also purchase up to an additional 2,114,400 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about January 27, 2006.

Merrill Lynch & Co.

The date of this prospectus supplement is January 24, 2006.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and accompanying prospectus. We have not authorized anyone to provide you with information that is different. This prospectus supplement and accompanying prospectus may be used only where it is legal to sell these securities. The information in this prospectus supplement may be accurate only as of the date on the front of this prospectus supplement.

ABO UT THIS PROSPECTUS SUPPLEMENT

We are providing information to you about this offering of shares of our common stock in two parts. The first part is this prospectus supplement, which provides the specific details regarding this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which provides more general information. Generally when we refer to this “prospectus,” we are referring to both documents combined.

Some of the information in the prospectus may not apply to this offering. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

You should rely on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with any information that is different. If you receive any information that is different, you should not rely on it.

You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than their respective dates, or that the information contained in any document incorporated by reference in this prospectus is accurate as of any date other than the date on which that document was filed with the Securities and Exchange Commission, or SEC.

We and the underwriter are not making an offer to sell the common stock in jurisdictions where the offer or sale is not permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering and sale of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute an offer of, or an invitation to purchase, any shares of common stock in any jurisdiction in which such offer or invitation would be unlawful.

As used in this prospectus supplement, “Advanced Micro Devices,” “AMD,” “we,” “company,” “our” and “us” refer to Advanced Micro Devices, Inc. and its direct and indirect subsidiaries on a consolidated basis.

Unless otherwise noted, the information in this prospectus assumes that the underwriter’s overallotment option to purchase up to an additional 2,114,400 shares of common stock will not be exercised.

AMD, the AMD Arrow logo, AMD Athlon 64, AMD Opteron, AMD Sempron, AMD Turion 64 and AMD Geode are trademarks of Advanced Micro Devices, Inc. Spansion, MirrorBit and ORNAND are trademarks of Spansion LLC. Microsoft and Windows are registered trademarks of Microsoft Corporation in the United States and/or other jurisdictions. MIPS is a registered trademark of MIPS Technologies, Inc. in the United States and other jurisdictions. Other names are for informational purposes only and used to identify companies and products and may be trademarks of their respective owners.

FORWARD-LOOKING STATEMENTS

In addition to historical information, we have made forward-looking statements in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations. These forward-looking statements should not be relied upon as predictions of future events as we cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology including “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology. The forward-looking statements include, but are not limited to, the following: (1) our sales, operating results and anticipated cash flows; (2) the adequacy of resources to fund operations and capital expenditures; (3) research and development expenses; (4) marketing, general and administrative expenses; (5) the development and timing of the introduction of new products and technologies, including Spansion’s ORNAND architecture; (6) customer and market acceptance of our microprocessor products; (7) our ability to remain competitive and maintain or increase our market position; (8) our ability to maintain and develop key relationships with our existing and new customers; (9) the ability to produce our products in the volumes required by the market, either in our own facilities or at foundries, at acceptable yields and on a timely basis; (10) our ability to maintain the level of investment in research and development and capacity that is required to remain competitive; (11) our ability to transition to new products and advanced manufacturing process technologies, including 65-nanometers for microprocessors, in a timely and effective way; (12) our ability to achieve cost reductions in the amounts and in the timeframes anticipated; (13) the timing of our process technology transitions in our wafer fabrication facilities; (14) our ability to gain market share in high-growth global markets such as China, Latin America, India and Eastern Europe; (15) Spansion’s ability to implement 300-millimeter wafer manufacturing capacity; and (16) customer and market acceptance of Spansion Flash memory products based on MirrorBit and floating gate technology, including the ORNAND architecture. You are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only. We assume no obligation to update forward-looking statements in this prospectus supplement.

PROSPECTUS SUPPLEMENT SUMMARY

Advanced Micro Devices, Inc.

We were founded in 1969, became a publicly held company in 1972 and since 1979 our common stock has been listed on the New York Stock Exchange under the symbol “AMD.” We design, manufacture and market microprocessor solutions for the computing, communications and consumer electronics markets. Prior to the initial public offering of Spansion Inc., we also manufactured and sold Flash memory devices.

We have sales offices worldwide and have manufacturing or testing facilities in Sunnyvale, California; Dresden, Germany; Penang, Malaysia; Suzhou, China; and Singapore. Our mailing address and executive offices are located at One AMD Place, P.O. Box 3453, Sunnyvale, California 94088-3453, and our telephone number at that location is (408) 749-4000.

Recent Developments

On December 21, 2005, our formerly majority-owned subsidiary, Spansion Inc., closed its initial public offering of 47,264,000 shares of its Class A common stock as well as offerings of senior notes to institutional investors and senior subordinated notes to us with an aggregate principal amount of approximately $250 million and $175 million. During the time that Spansion was our majority-owned subsidiary, its results of operations were consolidated with our results of operations. Therefore, Spansion’s results of operations have been consolidated with our results of operations through December 20, 2005. However, as a result of its initial public offering, we currently utilize the equity method of accounting to reflect our share of Spansion’s net income (loss). We currently own 48,529,403 shares, or approximately 38 percent, of Spansion’s outstanding common stock. As a result, our share of Spansion’s net income (loss) will impact our net income (loss).

On January 12, 2006, we sent a notice of redemption to the holders of our 4.75% Convertible Senior Debentures due 2022, with a redemption date of February 6, 2006. Approximately $500 million in aggregate principal amount of these debentures were outstanding as of January 20, 2006. Assuming our stock price remains reasonably above the $23.38 conversion price, we anticipate that all of the holders of the debentures will elect to convert their debentures into our common stock, rather than have their debentures redeemed by us. Assuming all debentures were converted, we would issue approximately 21,385,800 shares of our common stock to holders of our debentures.

On January 18, 2006, we announced our preliminary results of operations for the fiscal year ended December 25, 2005 and the fourth quarter of fiscal 2005. For fiscal 2005, we reported net sales of $5.85 billion, operating income of $232 million, net income of $165 million and net income per share of $0.40. For our Computation Products segment, which consists primarily of microprocessor products for desktop and mobile personal computers, servers and workstations and chipset products, for fiscal 2005 we reported net sales of $3.79 billion and operating income of $617 million.

Our fourth quarter net sales of $1.84 billion, which do not include Spansion’s net sales from the last five days of the fourth quarter as Spansion is no longer consolidated in our results of operations after its initial public offering, increased 45 percent from the fourth quarter of 2004 and 21 percent from the third quarter of 2005. In the fourth quarter of 2004, we reported net sales of $1.26 billion, operating income of $20 million and a net loss of $30 million, or $0.08 per share. In the third quarter of 2005, we reported net sales of $1.52 billion, operating income of $79 million and net income of $76 million, or $0.18 per share.

THE OFFERING

Shares of common stock offered	14,096,000 shares of common stock (or 16,210,400 shares if the underwriter exercises its overallotment option in full).

Shares of common stock to be outstanding after this offering	449,622,719 shares of common stock (or 451,737,119 shares if the underwriter exercises its overallotment option in full).(1)

Use of proceeds

We intend to use approximately $226 million of the net proceeds to fund the redemption of up to 35 percent of the aggregate principal amount of our 7.75% Senior Notes due 2012 and the balance for capital expenditures, working capital and other general corporate purposes, including the possible repayment of indebtedness.

NYSE symbol	“AMD”

Risk factors

See “Risk Factors” and the other information included or incorporated by reference in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

(1)	Based on shares outstanding as of December 25, 2005. Excludes an aggregate of 46,947,955 shares issuable upon exercise of outstanding stock options and restricted stock units or the vesting of restricted stock awards as of such date and approximately 21,385,800 shares issuable upon conversion of our 4.75% Convertible Senior Debentures due 2022. Our outstanding stock options as of December 25, 2005 had a weighted average exercise price of $15.14 per share.

RISK FACTORS

You should consider the risk factors below as well as the other information set forth or incorporated by reference in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. The risks and uncertainties described below are not the only ones we face. If any of the following actually occurs, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you could lose all or part of your investment. This prospectus supplement and the accompanying prospectus also contain and incorporate by reference forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. Our business, results of operations and financial condition are subject to a number of risks, including the following:

Risks Related to Our Business

We must achieve further market acceptance of our 64-bit technology, AMD64, or we will be materially adversely affected.

Our AMD Opteron processors are critical to our strategy of increasing market share in the server category of the microprocessor market. Similarly, our AMD Turion 64 processors are critical to our strategy of increasing market share in the mobile category of the microprocessor market, and particularly the “thin and light” category. Accordingly, we are making substantial investments in our roadmaps and our platforms for our processors for mobile and server computers. Increasing market acceptance of these processors, our AMD Athlon 64 processors for desktops and the AMD64 technology on which they are based is subject to risks and uncertainties including:

•	the continued support of operating system and application program providers for our 64-bit instruction set, including timely development of 64-bit applications;

•	our ability to produce these processors in a timely manner on advanced process technologies, in the volume and with the performance and feature set required by customers; and

•	the availability, performance and feature set of motherboards, memory and chipsets designed for these processors.

If we are unable to achieve further market acceptance of our AMD64 technology, we would be materially adversely affected.

We cannot be certain that our substantial investments in research and development of process technologies will lead to timely improvements in technology and equipment used to fabricate our products or that we will have sufficient resources to invest in the level of research and development that is required to remain competitive.

We make substantial investments in research and development for process technologies in an effort to design and manufacture leading-edge microprocessors. We cannot be certain that we will be able to develop, obtain or successfully implement leading-edge process technologies needed to manufacture future generations of our products profitably or on a timely basis or that our competitors will not develop new technologies, products or processes that render our products uncompetitive or obsolete. Furthermore, we cannot assure you that we will have sufficient resources to maintain the level of investment in research and development that is required for us to remain competitive.

For example, we have a joint development agreement with IBM, pursuant to which we have agreed to work together to develop new process technologies through December 31, 2011. However, capital purchases by IBM necessary for the continued development of process development projects past December 31, 2008 are conditioned upon the approval by IBM’s board of directors. If such approval is not received by September 30, 2007, either party has the right to terminate the agreement effective December 31, 2008 without liability. We anticipate that under this agreement, from September 25, 2005 through December 25, 2011, we would pay fees to IBM of between $518 million and $578 million in connection with joint development projects. In addition, from the beginning of 2002 through September 25, 2005, we paid $302 million to IBM in connection with agreements and services related to license grants and research and development activities.

If this agreement were to be terminated, we would either have to resume certain research and development activities internally or find an alternate partner. In either case, our research and development costs could increase, and we could experience delays or other setbacks in the development of new process technologies, any of which would materially adversely affect us. Moreover, the timely achievement of the milestones set forth in the joint development agreement is critical to our ability to manufacture microprocessors at Fab 36 using advanced process technologies.

The semiconductor industry is highly cyclical and has experienced severe downturns that materially adversely affected, and may in the future materially adversely affect, our business.

The semiconductor industry is highly cyclical and has experienced significant downturns, often in conjunction with constant and rapid technological change, wide fluctuations in supply and demand, continuous new product introductions, price erosion and declines in general economic conditions. Our historical financial results have also been subject to substantial fluctuations. Our financial performance has been, and may in the future be, negatively affected by these downturns. We incurred substantial losses in recent downturns, due to:

•	the cyclical nature of supply/demand imbalances in the semiconductor industry;

•	a decline in demand for end-user products that incorporate our semiconductors;

•	excess inventory levels in the channels of distribution, including our customers;

•	excess production capacity; and

•	substantial declines in average selling prices.

For example, in 2001 and 2002 we implemented restructuring plans due to weak customer demand associated with the downturn in the semiconductor industry. If the semiconductor industry were to experience a downturn in the future, we would be materially adversely affected.

The demand for our products depends in part on continued growth in the industries and geographies into which they are sold. A market decline in any of these industries or geographies would have a material adverse effect on our results of operations.

The Computation Products segment of our business is dependent upon the market for computers, including mobile and desktop PCs, and servers. Industry-wide fluctuations in the computer marketplace have materially adversely affected us in the past and may materially adversely affect us in the future. Depending on the growth rate of computers sold, sales of our microprocessors may not grow and may even decrease. If demand for computers is below our expectations, we could be materially adversely affected. In addition, potential market share increases by customers who exclusively purchase microprocessors from Intel Corporation, such as Dell, Inc., could further materially adversely affect us.

The growth of our business is also dependent on continued demand for our products from high-growth global markets. In fiscal 2005, sales of our products to high-growth markets such as China, Eastern Europe and

India increased compared to fiscal 2004, and these markets are expected to be an important area of future potential growth for us. If demand from these markets is below our expectations, sales of our products may not grow, and may even decrease, which would have a material adverse effect on us.

Intense competition in the microprocessor market could materially adversely affect us.

Our principal competitor in the microprocessor market is Intel Corporation. Microprocessor products compete on performance, quality, reliability, cost, selling price, adherence to industry standards, software and hardware compatibility, marketing and distribution capability, brand recognition and availability. After a product is introduced, costs and average selling prices normally decrease over time as production efficiency improves, and successive generations of products are developed and introduced for sale.

We may not be able to compete effectively if we fail to reduce our manufacturing costs and develop, introduce and sell on a timely basis, new products or enhanced versions of existing products at competitive prices.

Intel Corporation’s dominance of the microprocessor market and its aggressive business practices may limit our ability to compete effectively.

Intel has dominated the market for microprocessors used in desktop and mobile PCs for many years. Intel is also a dominant competitor in the server category of the microprocessor market. Intel’s significant financial resources enable it to market its products aggressively, to target our customers and our channel partners with special incentives, and to discipline customers who do business with us. These aggressive activities can result in lower unit sales and average selling prices for our products and adversely affect our margins and profitability. As long as Intel remains in this dominant position, we may be materially adversely affected by Intel’s:

•	business practices, including pricing and allocation strategies and actions, such as aggressive pricing for microprocessors to increase market share;

•	product mix and introduction schedules;

•	product bundling, marketing and merchandising strategies;

•	exclusivity payments to its current and potential customers;

•	control over industry standards, PC manufacturers and other PC industry participants, including motherboard, memory, chipset and basic input/output system, or BIOS, suppliers; and

•	marketing and advertising expenditures in support of positioning the Intel brand over the brand of its OEM customers.

For example, Intel exerts substantial influence over PC manufacturers and their channels of distribution through the “Intel Inside” and analogous brand programs and other marketing programs. Because of its dominant position in the microprocessor market, Intel has been able to control x86 microprocessor and PC system standards and dictate the type of products the microprocessor market requires of Intel’s competitors. Intel also dominates the PC system platform, which includes core logic chipsets, graphics chips, motherboards and other components necessary to assemble a PC system. As a result, PC OEMs are highly dependent on Intel, less innovative on their own and, to a large extent, are distributors of Intel technology. Additionally, Intel is able to drive de facto standards for x86 microprocessors that could cause us and other companies to have delayed access to such standards.

We expect Intel to maintain its dominant position in the microprocessor market and to continue to invest heavily in marketing, research and development, new manufacturing facilities and other technology companies.

Intel has substantially greater financial resources than we do and accordingly spends substantially greater amounts on research and development and production capacity than we do. Moreover, Intel currently manufactures certain of its microprocessor products on 300-millimeter wafers whereas we expect to make our first production shipments of products manufactured using 300-millimeter wafers in the first quarter of 2006. We also expect Intel to ship products manufactured using 65-nanometer process technology before we do. To the extent Intel manufactures its microprocessor products on larger wafers and smaller process technologies earlier than we do, we may be more vulnerable to Intel’s aggressive marketing and pricing strategies for microprocessor products, which may result in market share gains for Intel. Intel’s dominant position in the microprocessor market, its existing relationships with top-tier OEMs and its aggressive marketing and pricing strategies could result in lower unit sales and average selling prices for our products, which could have a material adverse effect on us.

We depend on third-party companies for the design and manufacture of core-logic chipsets, graphics chips, motherboards, BIOS software and other components.

Our microprocessors are not designed to function with motherboards and chipsets designed to work with Intel microprocessors because our patent-cross license agreement with Intel does not extend to Intel’s proprietary bus interface protocol. Accordingly, we depend on third-party companies for the design and manufacture of core-logic chipsets, graphics chips, motherboards, BIOS software and other components that support our microprocessor offerings. In recent years, many of these third-party designers and manufacturers have lost significant market share to Intel or exited the business. If we are unable to secure sufficient support for our microprocessor products from these designers and manufacturers, our business would be materially adversely affected.

If we are ultimately unsuccessful in any of our antitrust lawsuits against Intel, our business may be materially adversely affected.

On June 27, 2005, we filed an antitrust complaint against Intel Corporation and Intel’s Japanese subsidiary, Intel Kabushiki Kaisha, which we refer to collectively as Intel, in the United States District Court for the District of Delaware under Section 2 of the Sherman Antitrust Act, Sections 4 and 16 of the Clayton Act, and the California Business and Professions Code. Our complaint alleges that Intel has unlawfully maintained a monopoly in the x86 microprocessor market by engaging in anti-competitive financial and exclusionary business practices that limit the ability and/or incentive of Intel’s customers in dealing with AMD. Also, on June 30, 2005, our subsidiary in Japan, AMD Japan K.K., filed an action in Japan against Intel K.K. in the Tokyo High Court and the Tokyo District Court for damages arising from violations of Japan’s Antimonopoly Act.

If our antitrust lawsuits against Intel are ultimately unsuccessful, our business, including our ability to increase market share in the microprocessor market, could be materially adversely affected.

The loss of a significant customer may have a material adverse effect on us.

Collectively, our top five OEM and distributor Computation Products customers accounted for a significant percentage of our total net sales in the first nine months of 2005. If one of these customers decided to stop buying our products, or if one of these customers were materially to reduce its operations or its demand for our products, we would be materially adversely affected.

If we fail to keep pace with new product designs and improvements or if we pursue technologies that do not become commercially accepted, customers may not buy our products and we may be adversely affected.

Our success depends to a significant extent on the development, qualification, implementation and acceptance of new product designs and improvements that provide value to our customers. Our ability to develop and qualify new products and related technologies to meet evolving industry requirements, at prices acceptable to our customers and on a timely basis are significant factors in determining our competitiveness in our target markets. If we are delayed in developing or qualifying new products or technologies, such as high performance, low-power processors, we could be materially adversely affected.

Our operating results are subject to quarterly and seasonal sales patterns.

A substantial portion of our quarterly sales have historically been made in the last month of the quarter. This uneven sales pattern makes prediction of net sales for each financial period difficult and increases the risk of unanticipated variations in quarterly results and financial condition. In addition, our operating results tend to vary seasonally. For example, demand in the retail sector of the PC market is often stronger during the fourth quarter as a result of the winter holiday season. European sales are often weaker during the summer months. Many of the factors that create and affect seasonal trends are beyond our control.

Manufacturing capacity constraints and manufacturing capacity utilization rates may have a material adverse affect on us.

There may be situations in which our manufacturing facilities are inadequate to meet the demand for certain of our products. Our inability to obtain sufficient manufacturing capacity to meet demand, either in our own facilities or through foundry or similar arrangements with third parties, could have a material adverse effect on us.

In November 2004, we entered into sourcing and manufacturing technology agreements with Chartered Semiconductor Manufacturing whereby Chartered agreed to become an additional manufacturer of our AMD64-based microprocessors. We expect that Chartered will begin production in 2006. The ability of Chartered to begin production on a timely basis depends on several factors beyond our control, including Chartered’s ability to implement our technology at their facilities on a timely basis.

In addition, the additional capacity gained through the use of 300-millimeter wafers at Fab 36 plays a fundamental role in our growth plans for the next several years. We plan to add production output at Fab 36 on a year-to-year basis. If we are not able to achieve our production plans at Fab 36 on a timely basis, we may not have sufficient manufacturing capacity to meet demand for our products. If we cannot obtain sufficient manufacturing capacity to meet demand for our products, either in our own facilities or through foundry or similar arrangements we could be materially adversely affected.

Industry overcapacity could cause us to under-utilize our manufacturing facilities and have a material adverse effect on us.

Semiconductor companies with their own manufacturing facilities and specialist semiconductor foundries, which are subcontractors that manufacture semiconductors designed by others, have added significant capacity in recent years and are expected to continue to do so. In the past, capacity additions sometimes exceeded demand requirements leading to oversupply situations and downturns in the industry. Fluctuations in the growth rate of industry capacity relative to the growth rate in demand for our products contribute to cyclicality in the semiconductor market, which may in the future put pressure on our average selling prices and materially adversely affect us.

It is difficult to predict future growth or decline in the markets we serve, making it very difficult to estimate requirements for production capacity. If our target markets do not grow as we anticipate, we may under-utilize our manufacturing facilities, which may result in write-downs or write-offs of inventories and losses on products whose demand is lower than we anticipate. We intend to migrate the manufacture of our AMD64-based processors from Fab 30 to Fab 36 and Chartered. Accordingly, our ability to fully utilize the capacity of Fab 30 will depend on demand for our low-power embedded microprocessors for the embedded and consumer electronics markets, which historically has not grown in line with the demand for our AMD64-based processors.

In addition, during periods of industry overcapacity, customers do not generally order products as far in advance of the scheduled shipment date as they do during periods when our industry is operating closer to capacity, which can exacerbate the difficulty in forecasting capacity requirements. Many of our costs are fixed. Accordingly, during periods in which we under-utilize our manufacturing facilities as a result of reduced demand for certain of our products, our costs cannot be reduced in proportion to the reduced revenues for such a period. When this occurs, our operating results are materially adversely affected. We are substantially increasing our manufacturing capacity by facilitizing Fab 36, transitioning to smaller manufacturing process technologies and larger wafers and making significant capital investments in our existing manufacturing facilities. If the increase in demand for our products is not consistent with our expectations, we may underutilize our manufacturing facilities. This has in the past had, and in the future may have, a material adverse effect on us.

Unless we maintain manufacturing efficiency, our future profitability could be materially adversely affected.

Manufacturing our products involves highly complex processes that require advanced equipment. Our manufacturing efficiency is an important factor in our profitability, and we cannot be sure that we will be able to maintain or increase our manufacturing efficiency to the same extent as our competitors. We continually modify manufacturing processes in an effort to improve yields and product performance and decrease costs. We may fail to achieve acceptable yields or experience product delivery delays as a result of, among other things, capacity constraints, construction delays, delays in the development of new process technologies, changes in our process technologies, upgrades or expansion of existing facilities, or impurities or other difficulties in the manufacturing process.

Improving our manufacturing efficiency in future periods is dependent on our ability to:

•	develop advanced product and process technologies;

•	successfully transition to advanced process technologies;

•	ramp product and process technology improvements rapidly and effectively to commercial volumes across our facilities; and

•	achieve acceptable levels of manufacturing wafer output and yields, which may decrease as we implement more advanced technologies.

For example, we plan to begin 65-nanometer production by the end of 2006. Our goal is to be substantially converted to 65-nanometer in Fab 36 by mid-2007. During periods when we are implementing new process technologies, manufacturing facilities may not be fully productive. A substantial delay in the technology transitions to smaller process technologies could have a material adverse effect on us, particularly if our competitors transition to more cost effective technologies earlier than we do. Our results of operations would also be adversely affected by the increase in fixed costs and operating expenses related to increases in production capacity if revenues do not increase proportionately.

If we lose Microsoft Corporation’s support for our products, our ability to sell our microprocessors could be materially adversely affected.

Our ability to innovate beyond the x86 instruction set controlled by Intel depends partially on Microsoft designing and developing its operating systems to run on or support our microprocessor products. If Microsoft does not continue to design and develop its operating systems so that they work with our x86 instruction sets, independent software providers may forego designing their software applications to take advantage of our innovations and customers may not purchase PCs with our microprocessors. If we fail to retain the support of Microsoft, our ability to market our microprocessors would be materially adversely affected.

We have a substantial amount of indebtedness that could adversely affect our financial position.

As of September 25, 2005, we had consolidated debt of $2.0 billion. In addition, as of September 25, 2005, we guaranteed $180 million of obligations which are not reflected on our balance sheet. Our substantial indebtedness may:

•	make it difficult for us to satisfy our financial obligations, including making scheduled principal and interest payments;

•	limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions and general corporate and other purposes;

•	limit our ability to use our cash flow or obtain additional financing for future working capital, capital expenditures, acquisitions or other general corporate purposes;

•	require us to use a substantial portion of our cash flow from operations to make debt service payments;

•	limit our flexibility to plan for, or react to, changes in our business and industry;

•	place us at a competitive disadvantage compared to our less leveraged competitors; and

•	increase our vulnerability to the impact of adverse economic and industry conditions.

If we cannot generate sufficient operating cash flow or obtain external financing, we may be unable to make all of our planned capital expenditures or fulfill our obligations.

For the nine months ended September 25, 2005, our capital expenditures were $1.2 billion. For fiscal 2006, we plan to make approximately $1.4 billion of capital expenditures. Our ability to fund capital expenditures in accordance with our business plan depends on generating sufficient cash flow from operations and the availability of external financing.

Moreover, as of September 25, 2005, under the partnership agreement for AMD Fab 36 KG, our German subsidiaries, AMD Fab 36 Holding and AMD Fab 36 Admin, were obligated to invest $210 million into AMD Fab 36 KG. In addition, under the revolving credit agreement among AMD, AMD Fab 36 Holding and AMD Fab 36 KG, we or AMD Fab 36 Holding are required to provide up to $904 million to AMD Fab 36 KG. Loans provided to AMD Fab 36 KG under this revolving credit agreement are unsecured and subordinated to the rights of the consortium of banks that will also be providing financing to AMD Fab 36 KG.

Our capital expenditures, together with ongoing operating expenses, will be a substantial drain on our cash flow and may decrease our cash balances. The timing and amount of our capital requirements cannot be precisely determined at this time and will depend on a number of factors including future demand for products, product mix, changes in semiconductor industry conditions and market competition. We regularly assess markets for external financing opportunities, including debt and equity. Additional debt or equity financing may not be available when needed or, if available, may not be available on satisfactory terms. Our inability to obtain needed debt and/or equity financing or to generate sufficient cash from operations may require us to abandon projects or curtail capital expenditures. If we curtail capital expenditures or abandon projects, we could be materially adversely affected. For example, if we abandon the Fab 36 project, we will have to write off related costs that we capitalized and we will be required to continue to make payments or otherwise be liable pursuant to then-existing contracts that we cannot terminate at will or without significant penalties.

We and our subsidiaries may be able to incur substantially more debt, including secured debt, in the future.

Subject to the restrictions in the agreements governing our existing indebtedness, we and our subsidiaries may incur significant additional debt, including secured debt, in the future. In particular, our subsidiary, AMD Fab 36 Limited Liability Company & KG, or AMD Fab 36 KG, will have the ability, subject to achieving certain milestones, to borrow up to $844 million (based on an exchange rate of 0.830 euros to one U.S. dollar as of September 25, 2005) from a consortium of banks under its credit facility agreements with these lenders (the “Fab 36 Loan Agreements”).

Although the terms of the agreements governing our existing indebtedness contain restrictions on the incurrence of additional debt, these restrictions are subject to a number of important exceptions, and debt incurred in compliance with these restrictions could be substantial.

We may not be able to generate sufficient cash to service our debt obligations.

Our ability to make payments on and to refinance our debt, or our guarantees of other parties’ debts, will depend on our financial and operating performance, which may fluctuate significantly from quarter to quarter, and is subject to prevailing economic conditions and financial, business and other factors, many of which are beyond our control. We cannot assure you that we will continue to generate sufficient cash flow or that we will be able to borrow funds in amounts sufficient to enable us to service our debt or to meet our working capital and capital expenditure requirements. If we are not able to generate sufficient cash flow from operations or to borrow sufficient funds to service our debt due to a failure to meet drawdown conditions or otherwise, we may be required to sell assets or equity, reduce capital expenditures, refinance all or a portion of our existing debt or obtain additional financing. We cannot assure you that we will be able to refinance our debt, sell assets or equity or borrow more funds on terms acceptable to us, if at all.

Our debt instruments impose restrictions on us that may adversely affect our ability to operate our business.

The indenture governing our 7.75% Notes contains various covenants that limit our ability to:

•	incur additional indebtedness;

•	pay dividends and make other restricted payments;

•	make certain investments;

•	create or permit certain liens;

•	create or permit restrictions on the ability of certain restricted subsidiaries to pay dividends or make other distributions to us;

•	use the proceeds from sales of assets;

•	enter into certain types of transactions with affiliates; and

•	consolidate or merge or sell our assets as an entirety or substantially as an entirety.

In addition, the Fab 36 Loan Agreements contain restrictive covenants, including a prohibition on the ability of AMD Fab 36 KG and its affiliated limited partners to pay us dividends and other payments and also require us to maintain specified financial ratios when group consolidated cash is below specified amounts.

Our ability to satisfy the covenants, financial ratios and tests of our debt instruments can be affected by events beyond our control. We cannot assure you that we will meet those requirements. A breach of any of these covenants, financial ratios or tests could result in a default under the applicable agreement.

Our agreements contain cross-default provisions whereby a default under one agreement would likely result in cross default under agreements covering other borrowings. For example, the occurrence of a default with respect to any indebtedness that results in acceleration of the maturity date or any failure to repay debt when due in an amount in excess of $50 million would cause a cross default under the indenture governing our 7.75% Notes. Similarly, a default with respect to any indebtedness in excess of $25 million would cause a cross-default under the indenture governing our 4.75% Debentures. The occurrence of a default under any of these borrowing arrangements would permit the applicable lenders or note holders to declare all amounts outstanding under those borrowing arrangements to be immediately due and payable. If the note holders or the trustee under the indentures governing our 4.75% Debentures or 7.75% Notes accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay those borrowings and our other indebtedness.

If we are unable to comply with the covenants in the subsidy grant documents that we receive from the State of Saxony, the Federal Republic of Germany and/or the European Union for Fab 30, Fab 36 or other research and development projects we may undertake in Germany, we may forfeit or have to repay our subsidies, which could materially adversely affect us.

We receive capital investment grants and allowances from the State of Saxony and the Federal Republic of Germany for Fab 36. We have also received capital investment grants and allowances as well as interest subsidies from these governmental entities for Fab 30. From time to time, we also apply for and obtain subsidies from the State of Saxony, the Federal Republic of Germany and the European Union for certain research and development projects at Fab 30 and Fab 36. The subsidy grant documents typically contain covenants that must be complied with, and noncompliance with the conditions of the grants, allowances and subsidies could result in the forfeiture of all or a portion of any future amounts to be received, as well as the repayment of all or a portion of amounts received to date. If we are unable to comply with any of the covenants in the grant documents, we may be materially adversely affected.

If our microprocessors are not compatible with some or all industry-standard software and hardware, we could be materially adversely affected.

Our microprocessors may not be fully compatible with some or all industry-standard software and hardware. Further, we may be unsuccessful in correcting any such compatibility problems in a timely manner. If our customers are unable to achieve compatibility with software or hardware after our products are shipped in volume, we could be materially adversely affected. In addition, the mere announcement of an incompatibility problem relating to our products could have a material adverse effect on us.

Costs related to defective products could have a material adverse effect on us.

If one or more of our products were found to be defective after the product had been shipped to customers in volume, the cost of product replacements or product returns would be substantial, and our reputation with our customers would be damaged. In addition, we could incur substantial costs to implement modifications to fix defects. Any of these problems could materially adversely affect us.

If essential equipment or materials are not available to manufacture our products, we could be materially adversely affected.

Our manufacturing operations depend upon obtaining deliveries of equipment and adequate supplies of materials on a timely basis. We purchase equipment and materials from a number of suppliers. From time to time, suppliers may extend lead times, limit supply to us or increase prices due to capacity constraints or other factors. Because the equipment that we purchase is complex, it is difficult for us to substitute one supplier for another or one piece of equipment for another. Certain raw materials we use in the manufacture of our products are available only from a limited number of suppliers.

For example, we are largely dependent on one supplier for our 200-millimeter and 300-millimeter silicon-on-insulator (SOI) wafers. Although we are in the process of qualifying alternate sources, we do not believe that they currently have sufficient capacity to meet our requirements for SOI wafers. We are also dependent on key chemicals from a limited number of suppliers and rely on a limited number of foreign companies to supply the majority of certain types of integrated circuit packages. Interruption of supply or increased demand in the industry could cause shortages and price increases in various essential materials. If we are unable to procure certain of these materials, we may have to reduce our manufacturing operations. Such a reduction has in the past and could in the future have a material adverse effect on us.

If the price of our common stock decreases significantly, we may be required to pay cash to redeem our 4.75% Convertible Senior Subordinated Debentures due 2022.

On January 12, 2006, we sent a notice of redemption to the holders of our 4.75% Convertible Senior Subordinated Debentures due 2022, with a redemption date of February 6, 2006. Approximately $500 million aggregate principal amount of these debentures were outstanding as of January 20, 2006. Assuming our stock price remains reasonably above the $23.38 conversion price, we anticipate that substantially all of the holders of the debentures will elect to convert their debentures into our common stock, rather than have their debentures redeemed by us. However, if our stock price decreases to a price near or below $23.38 per share, these holders may not convert, and we could be required to redeem the debentures for cash.

Our inability to continue to attract and retain qualified personnel may hinder our product development programs.

Our future success depends upon the continued service of numerous qualified engineering, manufacturing, marketing, sales and executive personnel. If we are not able to continue to attract, retain and motivate qualified personnel necessary for our business, the progress of our product development programs could be hindered, and we could be materially adversely affected.

We outsource to third parties certain supply-chain logistics functions, including physical distribution of our products, and co-source some information technology services.

We rely on a third-party provider to deliver our products to our customers and to distribute materials for our manufacturing facilities. In addition, we rely on a third party in India to provide certain information technology services to us, including helpdesk support, desktop application services, business and software support applications, server and storage administration, data center operations, database administration, and voice, video and remote access. Our relationships with these providers are governed by fixed term contracts. We cannot guarantee that these providers will fulfill their respective responsibilities in a timely manner in accordance with the contract terms, in which case our internal operations, the distribution of our products to our customers and the distribution of materials for our facilities could be materially adversely affected. Also, we cannot guarantee that our contracts with these third-party providers will be renewed, in which case we would have to transition these functions in-house or secure new providers, which could have a material adverse effect on us.

In addition, we decided to outsource or co-source these functions to third parties primarily to lower our operating expenses and to create a more variable cost structure. However, if the costs related to administration, communication and coordination of these third-party providers are greater than we expect, then we will not realize our anticipated cost savings.

Uncertainties involving the ordering and shipment of, and payment for, our products could materially adversely affect us.

We typically sell our products pursuant to individual purchase orders. We generally do not have long-term supply arrangements with our customers. Generally, our customers may cancel orders 30 days or more prior to shipment without incurring a significant penalty. We base our inventory levels on customers’ estimates of demand for their products, which are difficult to predict. This difficulty may be compounded when we sell to OEMs indirectly through distributors, as our forecasts for demand are then based on estimates provided by multiple parties. In addition, our customers may change their inventory practices on short notice for any reason. The cancellation or deferral of product orders, the return of previously sold products or overproduction due to failure of anticipated orders to materialize could result in excess or obsolete inventory, which could result in write-downs of inventory. Because market conditions are uncertain, these and other factors could materially adversely affect us.

Our reliance on third-party distributors subjects us to certain risks.

We market and sell our products directly and through third-party distributors pursuant to agreements that can generally be terminated for convenience by either party upon prior notice to the other party. These agreements are non-exclusive and permit our distributors to offer our competitors’ products. Our third party distributors have been a significant factor in our ability to increase sales of our products in certain high growth international markets. Accordingly, we are dependent on our distributors to supplement our direct marketing and sales efforts. If any significant distributor or a substantial number of our distributors terminated their relationship with us or decided to market our competitors’ products over our products, our ability to bring our products to market would be impacted and we would be materially adversely affected.

Additionally, distributors typically maintain an inventory of our products. In most instances, our agreements with distributors protect their inventory of our products against price reductions, as well as provide return rights for any product that we have removed from our price book or that is not more than twelve months older than the manufacturing code date. Some agreements with our distributors also contain standard stock rotation provisions permitting limited levels of product returns. We defer the gross margins on our sales to distributors, resulting from both our deferral of revenue and related product costs, until the applicable products are re-sold by the distributors. However, in the event of an unexpected significant decline in the price of our products, the price protection rights we offer to our distributors would materially adversely affect us because our revenue would decline.

Our operations in foreign countries are subject to political and economic risks, which could have a material adverse effect on us.

All of our wafer fabrication capacity for microprocessors is located in Germany. Nearly all product assembly and final testing of our products is performed at manufacturing facilities in China, Malaysia and Singapore. We also depend on foreign foundry suppliers for the production of certain of our embedded microprocessors for personal connectivity devices and we depend on an international joint venture for the manufacture of optical photomasks for use in the manufacture of our microprocessors. In addition, we have international sales operations and as part of our business strategy, we are continuing to seek expansion of product sales in high growth markets. Our international sales as a percentage of our total consolidated net sales were 78 percent in the third quarter of fiscal 2005.

The political and economic risks associated with our operations in foreign countries include, without limitation:

•	expropriation;

•	changes in a specific country’s or region’s political or economic conditions;

•	changes in tax laws, trade protection measures and import or export licensing requirements;

•	difficulties in protecting our intellectual property;

•	difficulties in achieving headcount reductions;

•	changes in foreign currency exchange rates;

•	restrictions on transfers of funds and other assets of our subsidiaries between jurisdictions;

•	changes in freight and interest rates;

•	disruption in air transportation between the United States and our overseas facilities; and

•	loss or modification of exemptions for taxes and tariffs.

Any conflict or uncertainty in the countries in which we operate, including public health or safety concerns, natural disasters or general economic factors, could have a material adverse effect on our business. Any of the above risks, should they occur, could have a material adverse effect on us.

Worldwide economic and political conditions may adversely affect demand for our products.

Worldwide economic conditions may adversely affect demand for our products. For example, China’s economy has been growing at a fast pace over the past several years, and the Chinese government has recently introduced various measures to slow down the pace of economic growth. If Chinese authorities are not able to stage an orderly slowdown of the economic growth, China’s economy may suffer. If economic growth slows, whether in China or worldwide, we could be materially adversely affected.

The occurrence and threat of terrorist attacks and the consequences of sustained military action in the Middle East have in the past, and may in the future, adversely affect demand for our products. Terrorist attacks may negatively affect our operations, directly or indirectly, and such attacks or related armed conflicts may directly impact our physical facilities or those of our suppliers or customers. Furthermore, these attacks may make travel and the transportation of our products more difficult and more expensive, which could materially adversely affect us.

The United States has been and may continue to be involved in armed conflicts that could have a further impact on our sales, and our supply chain. Political and economic instability in some regions of the world may also result and could negatively impact our business. The consequences of armed conflicts are unpredictable, and we may not be able to foresee events that could have a material adverse effect on us.

More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the United States economy and worldwide financial markets. Any of these occurrences could have a material adverse effect on us and also may result in volatility of the market price for our securities.

Unfavorable currency exchange rate fluctuations could adversely affect us.

As a result of our foreign operations, we have costs, assets and liabilities that are denominated in foreign currencies, primarily the European Union euro. For example:

•	some fixed asset purchases and certain expenses of our German subsidiaries, AMD Saxony Limited Liability Company & Co. KG and AMD Fab 36 Limited Liability Company & Co. KG, are denominated in euros;

•	certain costs of our Fab 36 project are denominated in euros while sales of products manufactured in Fab 36 are denominated in U.S. dollars; and

•	certain manufacturing costs for our microprocessor products are denominated in Chinese renminbi as well as other foreign currencies such as the Singapore dollar.

As a consequence, movements in exchange rates could cause our U.S. dollar-denominated expenses to increase as a percentage of net sales, affecting our profitability and cash flows. Whenever we believe appropriate, we hedge a portion of our foreign currency exchange exposure to protect against fluctuations in currency exchange rates. We determine our total foreign currency exchange exposure using projections of long-term expenditures for items such as equipment and materials used in manufacturing. We cannot assure you that these activities will be effective in reducing foreign exchange rate exposure. Failure to do so could have an adverse effect on our business, financial condition, results of operations and cash flow.

Our inability to effectively control the sales of our products on the gray market could have a material adverse effect on us.

We market and sell our products directly to OEMs and through authorized third-party distributors. From time to time, our products are diverted from our authorized distribution channels and are sold on the “gray market.” Gray market products entering the market result in shadow inventory that is not visible to us, thus making it difficult to forecast demand accurately. Also, when gray market products enter the market, we and our distribution channel compete with heavily discounted products, which adversely affects demand for our products. In addition, our inability to control gray marketing activities could result in customer satisfaction issues, because any time products are purchased outside our authorized distribution channel, there is a risk that our customers are buying counterfeit or substandard products, including products that may have been altered, mishandled or damaged, or used products represented as new. Our inability to control sales of our products on the gray market could have a material adverse effect on us.

If we cannot adequately protect our technology or other intellectual property in the United States and abroad, through patents, copyrights, trade secrets, trademarks and other measures, we may lose a competitive advantage and incur significant expenses.

We rely on a combination of protections provided by contracts, including confidentiality and nondisclosure agreements, copyrights, patents, trademarks and common law rights, such as trade secrets, to protect our intellectual property. However, we cannot assure you that we will be able to adequately protect our technology or other intellectual property from third party infringement or from misappropriation in the United States and abroad. Any patent licensed by us or issued to us could be challenged, invalidated or circumvented or rights granted thereunder may not provide a competitive advantage to us. Furthermore, patent applications that we file may not result in issuance of a patent or, if a patent is issued, the patent may not be issued in a form that is advantageous to us. Despite our efforts to protect our intellectual property rights, others may independently develop similar products, duplicate our products or design around our patents and other rights. In addition, it is difficult to monitor compliance with, and enforce, our intellectual property on a worldwide basis in a cost-effective manner. Foreign laws may provide less intellectual property protection than afforded in the United States. If we cannot adequately protect our technology or other intellectual property in the United States and abroad, we would be materially adversely affected.

We are party to intellectual property litigation and may become a party to other intellectual property claims or litigation that could cause us to incur substantial costs or pay substantial damages or prohibit us from selling our products.

From time to time, we have been notified, or third parties may bring actions against us, based on allegations that we are infringing the intellectual property rights of others. If any such claims are asserted against us, we may seek to obtain a license under the third party’s intellectual property rights. We cannot assure you that we will be able to obtain all of the necessary licenses on satisfactory terms, if at all. In the event that we cannot obtain a license, these parties may file lawsuits against us seeking damages (potentially including treble damages) or an injunction against the sale of our products that incorporate allegedly infringed intellectual property or against the operation of our business as presently conducted, which could result in our having to stop the sale of some of our products or to increase the costs of selling some of our products or could damage our reputation. The award of damages, including material royalty payments, or the entry of an injunction against the manufacture and sale of some or all of our products, would have a material adverse effect on us. We could decide, in the alternative, to redesign our products or to resort to litigation to challenge such claims. Such challenges could be extremely expensive and time-consuming and could have a material adverse effect on us. We cannot assure you that litigation related to the intellectual property rights of us and others can always be avoided or successfully concluded.

We are subject to a variety of environmental laws that could result in liabilities.

Our operations and properties are subject to various U.S. and foreign environmental laws and regulations, including those relating to materials used in our products and manufacturing processes, discharge of pollutants into the environment, the treatment, transport, storage and disposal of solid and hazardous wastes, and remediation of contamination. These laws and regulations require us to obtain permits for our operations, including the discharge of air pollutants and wastewater. From time to time, our facilities are subject to investigation by governmental regulators. We cannot assure you that we have been or will be at all times in complete compliance with such laws, regulations and permits. If we violate or fail to comply with any of them, a range of consequences could result, including fines, suspension of production, alteration of manufacturing processes, sales limitations, criminal and civil liabilities or other sanctions. We could also be held liable for any and all consequences arising out of exposure to hazardous materials used, stored, released, disposed of by us or located at or under our facilities or other environmental or natural resource damage.

Certain environmental laws, including the U.S. Comprehensive, Environmental Response, Compensation and Liability Act of 1980, or the Superfund Act, impose strict, joint and several liability on current and previous owners or operators of real property for the cost of removal or remediation of hazardous substances and impose liability for damages to natural resources. These laws often impose liability even if the owner or operator did not know of, or was not responsible for, the release of such hazardous substances. These environmental laws also assess liability on persons who arrange for hazardous substances to be sent to disposal or treatment facilities when such facilities are found to be contaminated. Such persons can be responsible for cleanup costs even if they never owned or operated the contaminated facility. Two of our former manufacturing sites are, or are located within, a federal Superfund site. Although we have not yet been, we could be named a potentially responsible party at Superfund or other contaminated sites in the future. The costs associated with such sites could be material. In addition, contamination that has not yet been identified could exist at our other facilities.

Environmental laws are complex, change frequently and have tended to become more stringent over time. For example, the European Union recently began imposing stricter requirements regarding reduced lead content in semiconductor packaging. While we have budgeted for foreseeable environmental expenditures, we cannot assure you that environmental laws will not change or become more stringent in the future. Therefore, we cannot assure you that our costs of complying with current and future environmental and health and safety laws, and our liabilities arising from past and future releases of, or exposure to, hazardous substances will not have a material adverse effect on us.

Future litigation proceedings may materially adversely affect us.

From time to time we are a defendant or plaintiff in various legal actions. Litigation can involve complex factual and legal questions and its outcome is uncertain. Any claim that is successfully asserted against us may cause us to pay substantial damages. In addition, future litigation may result in injunctions against future product sales. Even if we were to prevail, any litigation could be costly and time-consuming and would divert the attention of our management and key personnel from our business operations, which could have a material adverse effect on us.

Our worldwide operations could be subject to natural disasters and other business disruptions, which could harm our future revenue and financial condition and increase our costs and expenses.

Our worldwide operations could be subject to natural disasters and other business disruptions, which could harm our future revenue and financial condition and increase our costs and expenses. For example, our corporate headquarters are located near major earthquake fault lines in California. Our assembly and test facilities are located in China, Malaysia and Singapore. In the event of a major earthquake, or other natural or manmade disaster, we could experience loss of life of our employees, destruction of facilities or business interruptions, any of which could materially adversely affect us.

Risks Related to Our Ownership of Spansion Inc. Common Stock

Spansion’s results of operations were consolidated with our results of operations through December 20, 2005, but as a result of its initial public offering, we currently report our interest in Spansion’s results of operations through the equity method of accounting. We currently own 48,529,403 shares, or approximately 38 percent, of Spansion’s outstanding common stock. As a result, our share of Spansion’s net income (loss) will impact our net income (loss). Because Spansion’s results of operations continue to affect our results of operations, the following risks and uncertainties that Spansion faces could affect Spansion’s results of operations and correspondingly our results of operations. These are not the only risks and uncertainties that Spansion faces. Spansion also faces many of the risks and uncertainties that we face as described above in this “Risk Factors” section, as well as those set forth in Spansion’s Registration Statement on Form S-1, as amended, which is filed with the SEC, to which we refer you.

The demand for Spansion’s products depends in part on continued growth in the industries and geographies into which they are sold. A market decline in any of these industries or geographies would have a material adverse effect on Spansion’s results of operations.

Spansion is dependent to a large degree upon demand for mobile telephones, consumer electronics such as set top boxes and DVD players, automotive electronics, industrial electronics such as networking equipment, and PC peripheral equipment such as printers. Sales of Spansion products also depend on OEMs including increasing amounts of NOR Flash memory content in their products. In fiscal 2004 and fiscal 2005, demand from the wireless category of the Flash memory market drove a majority of Spansion’s sales. If demand for these products, or NOR Flash memory content in these products, is below Spansion’s expectations, or if the functionality of successive generations of these products does not require increasing NOR Flash memory density, Spansion would be materially adversely affected.

Spansion has lost, and will continue to lose, rights to key intellectual property arrangements once it is no longer a beneficiary of our patent cross-license agreements and other licenses, which creates a greatly increased risk of patent or other intellectual property infringement claims against Spansion.

As a majority-owned subsidiary, Spansion had been the beneficiary of our intellectual property arrangements with third parties, including patent cross-license agreements with other major semiconductor companies such as Intel, Motorola and IBM, and licenses from third parties for technology incorporated in Spansion’s products and software used to operate its business. Following Spansion’s initial public offering, it was no longer a beneficiary under a number of those agreements. As a result, it lost rights to use important intellectual property that it was previously licensed to use and may therefore be subject to claims that it is infringing intellectual property rights of third parties through the manufacture and sale of its products and the operation of its business. Therefore, absent negotiating its own license agreements with third parties who own such intellectual property, Spansion will be vulnerable to claims by such parties that its products or operations infringe such parties’ patents or other intellectual property rights. In addition, third parties may have refrained from asserting intellectual property infringement claims against Spansion because it had been a majority-owned subsidiary of ours. In addition, we believe that Spansion will lose additional rights under our patent cross-license agreements and other licenses once we no longer hold a majority of Spansion’s shares entitled to vote for the election of Spansion’s directors, assuming we are still party to such agreements and licenses at such time. The parties to the above-referenced agreements and licenses, and other third parties with whom we had no prior intellectual property arrangement, may file lawsuits against Spansion seeking damages (potentially including treble damages) or an injunction against the sale of Spansion’s products that incorporate allegedly infringed intellectual property or against the operation of Spansion’s business as presently conducted. Such litigation could be extremely expensive. The award of material damages, including material royalty payments, or the entry of an injunction, would have a material adverse effect on Spansion.

A lack of market acceptance of MirrorBit technology could have a material adverse effect on Spansion.

Market acceptance of products based on Spansion’s MirrorBit technology is a critical factor impacting Spansion’s ability to increase revenues and market share as well as to enter new markets. MirrorBit technology is a memory cell architecture that enables Flash memory products to store two bits of data in a single memory cell thereby doubling the density or storage capacity of each memory cell. If adoption of Spansion’s MirrorBit technology occurs at a slower rate than Spansion anticipates, Spansion’s ability to compete will be reduced, and Spansion would be materially adversely affected. If Spansion does not achieve market acceptance of products incorporating this technology, Spansion would be materially adversely affected.

Spansion Flash memory products are based on NOR architecture, and a significant market shift to NAND architecture could materially adversely affect Spansion.

Flash memory products are generally based either on NOR architecture or NAND architecture. To date, Spansion’s Flash memory products have been based on NOR architecture, which are typically produced at a higher cost-per-bit than NAND-based products. Spansion does not currently manufacture products based on NAND architecture. From 2003 through 2005, industry sales of NAND-based products grew at higher rates than sales of NOR-based products, resulting in NAND vendors in aggregate gaining a greater share of the overall Flash memory market and NOR vendors in aggregate losing overall market share. In fact, for the first six months of 2005, sales of NAND-based Flash memory products represented a majority of the Flash memory products sold in the overall Flash memory market. Spansion has stated that it expects this trend to continue in the future. Moreover, the removable storage category of the Flash memory market, which is currently the second largest category after wireless, and is predominantly served by NAND vendors, is expected to be the fastest growing portion of the Flash memory market for the foreseeable future. As mobile phones and other consumer electronics become more advanced, they will require higher density Flash memory to meet the increased data storage requirements associated with music downloads, photos and videos. Because storage requirements will increase to accommodate data-intensive applications, OEMs may increasingly choose NAND-based products over NOR-based products for their applications. Moreover, some NAND vendors are manufacturing on 300-millimeter wafers or are utilizing more advanced manufacturing process technologies than Spansion is today, which results in an ability to offer products with a lower cost-per bit at a given product density. If NAND vendors continue to increase their share of the Flash memory market, Spansion’s market share may decrease, which would materially adversely affect Spansion.

If Spansion fails to successfully develop products based on its new ORNAND architecture, or if there is a lack of market acceptance of products based on its ORNAND architecture, Spansion’s future operating results would be materially adversely affected.

As mobile phones become more advanced, they will require higher density Flash memory to meet increased data storage requirements. Spansion has stated its intention to position itself to address the increasing demand for higher density Flash memory within the wireless category of the Flash memory market by offering products based on its ORNAND architecture, which Spansion is currently developing. The success of its ORNAND architecture requires that Spansion timely and cost effectively develop, manufacture and market ORNAND-based products that are competitive with NAND-based Flash memory products in the wireless category of the Flash memory market. If Spansion fails to develop and commercialize its ORNAND architecture on a timely basis or if Spansion’s ORNAND-based products fail to achieve acceptance in the wireless market, Spansion’s operating results would be materially adversely affected.

The loss of a significant customer may have a material adverse effect on Spansion.

Sales of Spansion products in the wireless market have historically been concentrated in a limited group of customers. If one of these customers decided to stop buying Spansion’s products, or if one of these customers were materially to reduce its operations or its demand for Spansion’s products, Spansion would be materially adversely affected.

Spansion has a substantial amount of indebtedness which could materially adversely affect its financial condition.

Spansion has a substantial amount of indebtedness. This substantial indebtedness may:

•	require Spansion to use a substantial portion of its cash flow from operations to make debt service payments;

•	make it difficult for Spansion to satisfy its financial obligations;

•	limit Spansion’s ability to use its cash flow or obtain additional financing for future working capital, capital expenditures, acquisitions or other general corporate purposes;

•	limit Spansion’s flexibility to plan for, or react to, changes in its business and industry;

•	place Spansion at a competitive disadvantage compared to its less leveraged competitors; and

•	increase Spansion’s vulnerability to the impact of adverse economic and industry conditions.

If Spansion cannot generate sufficient operating cash flow and obtain external financing, it may be unable to make all of its planned capital expenditures.

Spansion’s ability to fund anticipated capital expenditures depends on generating sufficient cash flow from operations and the availability of external financing, which may not be available on favorable terms, if at all. Spansion’s capital expenditures, together with ongoing operating expenses, will be a substantial drain on Spansion’s cash flow and may decrease its cash balances. Spansion’s inability to obtain needed financing or to generate sufficient cash from operations may require it to abandon projects or curtail capital expenditures. For example, Spansion has stated that it plans to have 300-millimeter wafer manufacturing capacity in 2007. However, if it cannot generate sufficient operating cash flow or obtain external financing, Spansion may be delayed in achieving such capacity, and Spansion would be materially adversely affected.

Spansion’s business has been characterized by average selling prices that decline over relatively short time periods, which can negatively affect Spansion’s results of operations unless it is able to reduce its costs or introduce new products with higher average selling prices.

Average selling prices for Spansion’s products historically have declined over relatively short time periods. Spansion is unable to predict pricing conditions for future periods. Even in the absence of downturns or oversupply in the industry, average selling prices of Spansion’s products have decreased during the products’

lives. When Spansion’s average selling prices decline, its net sales and net income decline unless it is able to compensate by selling more units, reducing its manufacturing costs or introducing new, higher margin products that have higher densities and/or incorporate advanced features. If Spansion’s average selling prices continue to decline, its operating results could be materially adversely affected.

If Spansion’s cost reduction efforts are not effective, Spansion could be materially adversely affected.

Spansion is undertaking a number of actions in an effort to significantly reduce its expenses. These actions include streamlining operations and continuing to align manufacturing utilization to the level of demand for Spansion products, controlling increasing testing costs and working with us and Fujitsu to reduce costs under services agreements. We cannot assure you that any of these actions will occur as anticipated or at all, or that Spansion will be able to achieve significant cost reductions. If Spansion’s cost reduction efforts are unsuccessful, Spansion would be materially adversely affected.

Manufacturing capacity constraints and manufacturing capacity utilization rates may have a material adverse affect on Spansion.

There may be situations in which Spansion’s manufacturing facilities are inadequate to meet the demand for certain of Spansion’s products. Spansion’s inability to obtain sufficient manufacturing capacity to meet demand, either in its own facilities or through foundry or similar arrangements with third parties, could have a material adverse effect on Spansion. For example, in the first half of fiscal 2004, Spansion was not able to meet demand for certain of its lower density embedded Flash memory products because in fiscal 2003 it underestimated demand for these products, and was unable to install additional wafer fabrication capacity on a timely basis. Spansion has stated its belief that this adversely impacted its relationships with customers who received reduced allocations, or did not receive allocations, of its embedded products, and Spansion has stated its belief that its competitors were able to take advantage of this situation to increase their market share. More recently, in the third quarter of fiscal 2005, Spansion experienced capacity constraints for final test and assembly of certain products. While Spansion is working internally and with subcontractors to realign and increase capacity to meet anticipated demand, Spansion does not expect to be able to do so in the short term. These capacity constraints limit Spansion’s ability to respond to rapid and short-term surges in demand for its products. Spansion’s inability to obtain sufficient manufacturing capacity to meet demand, either in its own facility or through foundry, subcontractor or similar arrangements with third parties, could have a material adverse effect on Spansion.

Spansion is party to intellectual property litigation and may become party to other intellectual property claims or litigation that could cause it to incur substantial costs or pay substantial damages or prohibit it from selling its products.

Tessera, Inc. filed a lawsuit against Spansion alleging that it has infringed certain of Tessera’s patents. Tessera has sought to enjoin such alleged infringement and to recover an unspecified amount of damages. In addition, Fujitsu has informed Spansion that it has been informed by Texas Instruments that Texas Instruments believes that several of Spansion’s products infringe some of Texas Instruments’ patents. Fujitsu has also informed Spansion that it expects Spansion to defend and indemnify Fujitsu against Texas Instruments’ claims in accordance with the terms of Spansion’s distribution agreement with Fujitsu. Defending these claims and similar claims could be extremely expensive and time-consuming for Spansion, and defending these claims or others or the award of damages or an injunction could have a material adverse effect on Spansion.

Intense competition in the Flash memory market could materially adversely affect Spansion.

Spansion’s principal competitors in the Flash memory market are Intel Corporation, Samsung Electronics Co., Ltd., STMicroelectronics, Silicon Storage Technology, Inc., Macronix International Co., Ltd.,

Toshiba Corporation, Sharp Electronics Corp. and Renesas Technology Corp. and may also include the recently announced joint ventures between Intel and Micron Technology, Inc. and between Intel and STMicroelectronics. The principal bases of competition in the Flash memory market are cost, selling price, performance, quality and customer relationships. In particular, in the past, Spansion’s competitors have aggressively priced their products in order to increase market share, which resulted in decreased average selling prices for Spansion’s products and adversely impacted Spansion’s results of operations. In addition, recent capital investments by competitors have resulted in substantial industry manufacturing capacity, which may further contribute to a competitive pricing environment.

Also, Spansion and certain of its competitors have licensed Flash memory technology called NROM technology from a third party. NROM technology has similar characteristics to Spansion’s MirrorBit technology which may allow these competitors to develop new Flash memory technology that is competitive with Spansion’s MirrorBit technology.

Spansion may not be able to compete effectively if it fails to reduce its manufacturing costs and develop, introduce and sell on a timely basis, new products or enhanced versions of existing products at competitive prices.

If Spansion is unable to timely and efficiently implement 300-millimeter wafer capacity for the manufacture of its Flash memory products, Spansion could be materially adversely affected.

Spansion has stated its intention to develop manufacturing capacity on 300-millimeter wafers for its Flash memory products. The timing for implementing 300-millimeter capacity will depend in part on the demand for Spansion’s Flash memory products and the ability to fund the construction of such a facility if Spansion chooses to develop capacity internally. If Spansion is delayed in having this capacity or is unable to timely and efficiently ramp production on 300-millimeter wafers, Spansion would not achieve anticipated cost savings and capacity associated with this technology, and Spansion could be materially adversely affected.

If essential equipment or materials are not available to manufacture Spansion’s products, Spansion could be materially adversely affected.

Spansion’s manufacturing operations depend upon obtaining deliveries of equipment and adequate supplies of materials on a timely basis. From time to time, suppliers may extend lead times, limit supply to Spansion or increase prices due to capacity constraints or other factors. Because the equipment that Spansion purchases is complex, it is difficult for it to substitute one supplier for another or one piece of equipment for another. Certain raw materials Spansion uses in the manufacture of its products are available from a limited number of suppliers.

For example, Spansion purchases commercial memory die, such as SRAM, pSRAM, 1pSDRAM and NAND from third-party suppliers and incorporates these die into its multi-chip package products. Spansion’s production of Flash memory products was constrained in the first half of fiscal 2004 because of difficulties in procuring adequate supply of pSRAM. Some of Spansion’s major suppliers, including Samsung, are also its competitors in the Flash memory market. Interruption of supply or increased demand in the industry could cause shortages and price increases in various essential materials. If Spansion is unable to procure certain of these materials, Spansion may have to reduce its manufacturing operations. Such a reduction has in the past and could in the future have a material adverse effect on Spansion.

If the market value of our shares of Spansion common stock remains below our book value of such shares for an extended period of time, then our results of operations may be adversely affected.

If the market value of our shares of Spansion common stock remains below our book value of such shares and the market value level is deemed “other than temporary,” then we may be required to take an impairment charge in the amount of the difference between the book value and the market value. For the quarter in which we took any such impairment charge, our results of operations could be adversely affected by the amount of such impairment charge. In addition, the carrying value of our investment in Spansion on our balance sheet would also be reduced. Therefore, sustained decreases in the market price of Spansion’s common stock could have an adverse effect on us and our results of operations.

Risks Related to Our Common Stock

The price of our common stock may be volatile and subject to wide fluctuations.

The trading price of our common stock has historically fluctuated significantly. The price of our common stock could be subject to wide fluctuations in the future in response to many events or factors, including those discussed in the risk factors above, as well as:

•	actual or anticipated fluctuations in operating results;

•	changes in expectations as to future financial performance or buy/sell recommendations of securities analysts;

•	our, or a competitor’s, announcement of new products, services or innovations; and

•	the operating and stock price performance of other comparable companies.

General market conditions and domestic or international macroeconomic factors unrelated to our performance may also affect the price of our common stock. For these reasons, investors should not rely on recent trends to predict future prices of our common stock or financial results.

A substantial number of shares of our outstanding common stock may be sold in this offering, which could cause the price of our common stock to decline.

Pursuant to this offering, we will sell, assuming the overallotment is exercised in full, 16,210,400 shares, or approximately 3.7 percent, of our outstanding common stock as of December 25, 2005. Such sale and any future sales of a substantial number of shares of our common stock in the public market or the perception that such sales may occur, could adversely affect the price of our common stock. In addition, as of December 25, 2005, approximately 46,947,955 million shares of our common stock were issuable upon the exercise of outstanding options, at a weighted average exercise price of $15.14 per share, and restricted stock units or the vesting of restricted stock awards, and approximately 21,385,800 shares were issuable upon conversion of our 4.75% Convertible Senior Debentures due 2022, which conversion will likely occur on or prior to February 6, 2006. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock.

Our issuance of preferred stock could adversely affect holders of common stock.

Our board of directors is authorized to issue series of preferred stock without any action on the part of our holders of common stock. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of preferred stock that may be issued, including voting rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the price of our common stock could be adversely affected.

Anti-takeover provisions in our charter documents and Delaware law may make an acquisition of us more difficult.

Anti-takeover provisions in our charter documents and Delaware law may make an acquisition of us more difficult. These provisions:

•	authorize our board of directors to issue preferred stock without stockholder approval and to designate the rights, preferences and privileges of each class; if issued, such preferred stock would increase the number of outstanding shares of our capital stock and could include terms that may deter an acquisition of us;

•	establish advanced notice requirements for nominations to the board of directors or for proposals that can be acted on at stockholder meetings; and

•	limit who may call stockholder meetings.

In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which may prohibit large stockholders from consummating a merger with, or acquisition of, us.

These provisions may deter an acquisition of us that might otherwise be attractive to stockholders.

We have no present intention of paying dividends on our common stock.

We have never paid any cash dividends on our common stock and have no present plans to do so. In addition, we are restricted by certain of our borrowing arrangements from paying cash dividends in certain circumstances without the prior written consent of the lenders.

USE OF PROCEEDS

We estimate the net proceeds from the issuance and sale of the shares of common stock to be $494,551,520 after deducting underwriting discounts and estimated offering expenses ($568,809,248 if the underwriter exercises its overallotment option in full). We intend to use approximately $226 million of the net proceeds to fund the redemption of up to 35 percent of the aggregate principal amount of our 7.75% Senior Notes due 2012 and the balance for capital expenditures, working capital and other general corporate purposes, including the possible repayment of indebtedness.

Pending the application of the net proceeds, we expect to invest such proceeds in short-term, interest-bearing instruments.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is listed and traded on the New York Stock Exchange under the symbol “AMD.” The following table sets forth on a per share basis the high and low closing sales prices on the New York Stock Exchange for our common stock for the periods indicated.

	High	Low
Fiscal year ended December 26, 2004:

First quarter	$17.50	$13.60
Second quarter	17.60	13.65
Third quarter	16.00	10.76
Fourth quarter	24.95	12.22

Fiscal year ended December 25, 2005:

First quarter	$22.37	$14.63
Second quarter	18.34	14.08
Third quarter	24.03	16.63
Fourth quarter	30.65	20.22

Fiscal year ended December 31, 2006:

First quarter (through January 23, 2006)	$37.13	$30.53

The last reported sale price of our common stock on January 23, 2006 on the New York Stock Exchange was $35.47 per share. As of January 16, 2006, there were approximately 7,439 holders of record of our common stock.

We have never paid any cash dividends on our common stock and have no present plans to do so. In addition, we are restricted by certain of our borrowing arrangements from paying cash dividends in certain circumstances without the prior written consent of the lenders.

CAPITALIZATION

The following table sets forth our consolidated cash and capitalization as of December 25, 2005, which does not include Spansion, and as adjusted to give effect to the receipt of the estimated net proceeds from the issuance and sale of the shares of common stock of approximately $494,551,520, after deducting underwriting discounts and estimated offering expenses, and the redemption of up to 35 percent of the aggregate principal amount of our 7.75% Senior Notes dues 2012 for approximately $226 million. This table should be read in conjunction with our consolidated financial statements and the related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations incorporated by reference in this prospectus supplement.

	As of December 25, 2005
	Actual	As Adjusted
	(unaudited)
	(in thousands except share amounts)
Cash(1)	$1,794,765	$2,063,042

Long-term debt and capital lease obligations, including current portion:
4.75% Convertible Senior Debentures due 2022(2)	$500,000	$500,000
7.75% Senior Notes due 2012	600,000	390,000
Repurchase Obligations to Fab 36 Partners(3)	151,924	151,924
Capital lease obligations	113,534	113,534
Penang Term Loan	4,831	4,831

Total long-term debt and capital lease obligations	1,370,289	1,160,289

Stockholders’ equity:
Common stock, $0.01 par value: Authorized—750,000,000 shares; issued and outstanding—435,526,719 shares, actual, and 449,622,719 shares as adjusted(4)	4,353	4,494
Capital in excess of par value	2,710,171	3,204,582
Retained earnings	473,676	473,676
Accumulated other comprehensive income	163,637	163,637

Total stockholders’ equity	3,351,837	3,846,389

Total capitalization	$4,722,126	$5,006,678

(1)	Cash includes cash, cash equivalents and short-term investments.
(2)	The 4.75% Debentures are convertible into shares of our common stock at a conversion price of $23.38 per share, subject to adjustment in certain circumstances. On January 12, 2006, we sent a notice of redemption to the holders of the 4.75% Debentures, with a redemption date of February 6, 2006. If fully converted, we would be required to issue an aggregate of approximately 21,385,800 shares of our common stock.
(3)	This represents the amount of partnership contributions that our German subsidiaries, AMD Fab 36 Holding and AMD Fab 36 Admin, are required to repurchase from the unaffiliated limited partners of AMD Fab 36 KG.
(4)	Based on shares outstanding as of December 25, 2005. Excludes an aggregate of 46,947,955 shares issuable upon exercise of outstanding stock options and restricted stock units or the vesting of restricted stock awards as of such date and approximately 21,385,800 shares issuable upon conversion of our 4.75% Convertible Senior Debentures due 2022. Our outstanding stock options as of December 25, 2005 had a weighted average exercise price of $15.14 per share.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 750,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, $0.10 par value per share. As of December 25, 2005, 435,526,719 shares of common stock were issued and outstanding. There are no shares of preferred stock issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders, including the election of directors. Stockholders are not entitled to cumulative voting rights, and, accordingly, the holders of a majority of the shares voting for the election of directors can elect the entire board if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any person to the board of directors.

The holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by the board of directors, in its discretion, from funds legally available therefore and subject to prior dividend rights of holders of any shares of preferred stock which may be outstanding. However, the terms of certain of our borrowing arrangements restrict our ability to declare or pay dividends on our common stock in certain circumstances. Upon liquidation or dissolution of the company subject to prior liquidation rights of the holders of preferred stock, the holders of common stock are entitled to receive on a pro rata basis the remaining assets of the company available for distribution. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change of control of AMD without further action by the stockholders.

UNDERWRITING

Under the terms of an underwriting agreement dated the date of this prospectus supplement and which we will file as an exhibit to our Current Report on Form 8-K and incorporate by reference in this prospectus supplement, Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to purchase 14,096,000 shares of our common stock.

The underwriting agreement provides that the underwriter’s obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement, and that if any of the shares of common stock are purchased by the underwriter under the underwriting agreement, then all of the shares of common stock which the underwriter has agreed to purchase under the underwriting agreement must be purchased. The conditions contained in the underwriting agreement include that:

•	the representations and warranties made by us to the underwriter are true;

•	there is no material change in the financial markets; and

•	we deliver customary closing documents to the underwriter.

Overallotment Option

We have granted an option to the underwriter to purchase up to 2,114,400 additional shares at the public offering price, less the underwriting discount. The underwriter may exercise this option for up to 30 days from the date of this prospectus solely to cover any overallotments.

Commissions and Expenses

The underwriter has advised us that it proposes to offer the shares of common stock directly to the public initially at the public offering price set forth on the cover page of this prospectus supplement. After the offering, the underwriter may change the offering price and other selling terms.

The following table summarizes the underwriting discounts that we will pay to the underwriter:

	Per Share	Without Option	With Option
Public offering price	$35.20	$496,179,200	$570,606,080
Underwriting discount	$.08	$1,127,680	$1,296,832
Proceeds, before expenses, to Advanced Micro Devices, Inc.	$35.12	$495,051,520	$569,309,248

In addition to the underwriting discount, the underwriter will receive a commission equivalent from investors in the amount of $.05 for each share of our common stock sold to investors in the offering.

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $500,000.

Lock-Up Agreements

We and each of our directors and executive officers have agreed, without the prior written consent of Merrill Lynch, not to offer, sell or otherwise dispose of any shares of our capital stock or any securities which may be converted into or exchanged for any shares of our capital stock until 30 days after the date of this prospectus supplement, except that we may issue securities pursuant to existing equity incentive and stock purchase plans or upon exercise or conversion of outstanding convertible securities, and provided that our directors and executive officers may sell or transfer up to an aggregate of 540,000 shares of our capital stock during the lockup period.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities relating to the offering including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriter may be required to make in respect of these liabilities.

Stabilization, Short Positions and Penalty Bids

The underwriter may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act of 1934.

“Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional shares in the offering. The underwriter may close out any covered short position by either exercising its overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriter in the open market prior to the completion of the offering.

These stabilizing transactions and covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriter makes any representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Stamp Taxes

Purchasers of the shares of our common stock offered by this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover of this prospectus supplement.

Electronic Distribution

A prospectus supplement in electronic format may be made available on the Internet site or through other online services maintained by the underwriter, or by its affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

Other than the prospectus supplement in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of the prospectus supplement or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

Relationships

The underwriter and its affiliates have engaged in, are engaging in and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us and our affiliates. They have received and may in the future receive customary fees and expenses for these commercial and investment banking transactions.

LEGAL MATTERS

The validity of the securities offered by this prospectus supplement will be passed upon for us by Latham & Watkins LLP, San Francisco, California. The underwriter has been represented by Davis Polk & Wardwell, Menlo Park, California.

EXPERTS

Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 26, 2004, as set forth in their report, which is incorporated by reference in this prospectus supplement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters (File No. 001-07882). You may obtain information on the operation of the SEC’s public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. You may read and copy any documents we have filed with the SEC at prescribed rates at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. Our SEC filings are also available to you free of charge at the SEC’s website at http://www.sec.gov or on our website at www.amd.com. Information contained in our website is not part of this prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus supplement. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for information incorporated by reference that is superseded by information contained in this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 26, 2004 (including information specifically incorporated by reference into our Form 10-K from our 2005 Annual Report to Stockholders and Proxy Statement), as amended;

•	our Quarterly Report on Form 10-Q for the quarters ended March 27, 2005, June 26, 2005 and September 25, 2005;

•	our Current Reports on Form 8-K filed with the SEC on January 11, 2005, February 10, 2005, March 2, 2005, March 31, 2005, April 13, 2005, May 4, 2005, June 16, 2005, June 28, 2005, August 2, 2005, September 23, 2005, October 14, 2005, October 27, 2005, November 1, 2005, December 21, 2005, January 12, 2006 and January 23, 2006, in each case as amended;

•	The description of our common stock as set forth in our Registration Statement on Form 8-A filed on June 28, 1973 pursuant to Section 12 of the Exchange Act; and

•	all other documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering of all common shares to which this prospectus supplement relates, shall be deemed to be a part hereof from the date of filing of such documents.

You may obtain copies of these documents from us without charge by writing to us at Advanced Micro Devices, Inc., One AMD Place, P.O. Box 3453, Sunnyvale, California 94088-3453, or calling us at (408) 732-2400.

14,096,000 Shares

Advanced Micro Devices, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

January 24, 2006

PROSPECTUS

Advanced Micro Devices, Inc.

Debt Securities

Preferred Stock

Common Stock

Equity Warrants

Debt Warrants

We may from time to time sell up to $2,000,000,000 in the aggregate of:

•	our secured or unsecured debt securities, in one or more series, which may be either senior, senior subordinated or subordinated debt securities;

•	shares of our preferred stock, par value $0.10 per share, in one or more series;

•	shares of our common stock, par value $0.01 per share;

•	warrants to purchase our preferred stock or our common stock;

•	warrants to purchase our debt securities; or

•	any combination of the foregoing.

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

See “ Risk Factors” beginning on page 3 for a discussion of material risks that you should consider before you invest in our securities being sold with this prospectus.

Our common stock is traded on the New York Stock Exchange under the symbol “AMD.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We will sell these securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with our agents, from time to time, to reject in whole or in part any proposed purchase of securities to be made directly or through agents. If our agents or any dealers or underwriters are involved in the sale of the securities, the applicable prospectus supplement will set forth the names of the agents, dealers or underwriters and any applicable commissions or discounts.

This prospectus may not be used to consummate sales of securities unless accompanied by the applicable prospectus supplement.

The date of this prospectus is September 18, 2000.

We have not authorized any dealer, salesperson or other to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement as if we had authorized it. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is correct on any date after their respective dates, even though this prospectus or a prospectus supplement is delivered or securities are sold on a later date.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the Securities Exchange Act). Forward-looking statements, which are based on assumptions and describe our future plans, strategies and expectations, are generally identifiable by the use of the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” or similar expressions. These forward-looking statements are subject to risks, uncertainties and assumptions about us. Important factors that could cause actual results to differ materially from the forward-looking statements we make or incorporate by reference in this prospectus are set forth in the documents incorporated by reference in this prospectus. If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. We undertake no obligation to publicly update or revise any forward-looking statements to reflect future events or developments.

AVAILABLE INFORMATION

We are subject to the information requirements of the Securities Exchange Act (File No. 001-07882), and we therefore file periodic reports, proxy statements and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. The reports, proxy statements and other information we file may be inspected and copied at prescribed rates at the SEC’s Public Reference Room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and should be available for inspection and copying at the SEC’s regional offices located at 7 World Trade Center, Suite 1375, New York, New York 10048 and at 44 Montgomery Street, Suite 1100, San Francisco, California 94104. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy statements and other information regarding issuers like us that file electronically with the SEC. The address of the SEC’s Internet site is http://www.sec.gov.

This prospectus constitutes part of a registration statement on Form S-3 filed under the Securities Act with respect to the securities. As permitted by the SEC’s rules, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the SEC, at the public reference facilities maintained by the SEC in Washington, D.C., New York, New York and San Francisco, California.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

INCORPORATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 26, 1999, including information specifically incorporated by reference into our Form 10-K from our Proxy Statement for our 2000 Annual Meeting of Stockholders, filed with the SEC on March 21, 2000;

•	Current Report on Form 8-K, filed with the SEC on January 27, 2000;

•	Current Report on Form 8-K, filed with the SEC on February 17, 2000;

•	Current Report on Form 8-K, filed with the SEC on April 5, 2000;

•	Current Report on Form 8-K, filed with the SEC on April 18, 2000;

•	Current Report on Form 8-K, filed with the SEC on April 21, 2000;

•	Quarterly Report on Form 10-Q, filed with the SEC on May 17, 2000;

•	Current Report on Form 8-K, filed with the SEC on May 24, 2000;

•	Current Report on Form 8-K, filed with the SEC on July 31, 2000;

•	Quarterly Report on Form 10-Q, filed with the SEC on August 16, 2000, as amended by the Company’s Amended Quarterly Report on Form 10-Q/A, filed with the SEC on August 31, 2000;

•	Current Report on Form 8-K, filed with the SEC on August 21, 2000; and

•	the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on September 14, 1979.

We are also incorporating by reference all other reports that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the date of this prospectus and the termination of the offering.

This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement. The delivery of this prospectus together with a prospectus supplement relating to particular offered securities in any jurisdiction shall not constitute an offer in the jurisdiction of any other securities covered by this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to our Corporate Secretary, Advanced Micro Devices, Inc., One AMD Place, P.O. Box 3453, Sunnyvale, California 94088-3453 (telephone (408) 732-2400). The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

THE COMPANY

We were founded in 1969, became a publicly held company in 1972 and since 1979 have been listed on the New York Stock Exchange under the trading symbol “AMD.” We design, engineer, manufacture, market and sell integrated circuits for the personal computer, networked computer and communications markets.

We have sales offices worldwide and have manufacturing or testing facilities in Sunnyvale, California; Austin, Texas; Dresden, Germany; Aizu-Wakamatsu, Japan; Bangkok, Thailand; Penang, Malaysia; Suzhou, China; and Singapore. Our mailing address and executive offices are located at One AMD Place, P.O. Box 3453, Sunnyvale, California 94088-3453, and our telephone number at that location is (408) 732-2400.

RISK FACTORS

Before you decide whether to purchase any of our securities, in addition to the other information in this prospectus, you should carefully consider the risk factors set forth under the heading “Risk Factors” in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, which are incorporated by reference into this prospectus. For more information, see the section “Incorporation by Reference.”

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes, which may include reducing our outstanding indebtedness, increasing our working capital, acquisitions and capital expenditures. Pending the application of the net proceeds, we expect to invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO

COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Ratio of Earnings to Fixed Charges

The following table sets forth our ratios of earnings to fixed charges for the periods indicated:

Fiscal Year Ended

December 31, 1995	December 29, 1996	December 28, 1997	December 27, 1998	December 26, 1999
9.4x	(1)	(1)	(1)	1.3x

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

The following table sets forth our ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

Fiscal Year Ended

December 31, 1995	December 29, 1996	December 28, 1997	December 27, 1998	December 26, 1999
9.4x	(1)	(1)	(1)	1.3x

(1)	Earnings were insufficient to cover fixed charges by $219,417, $120,972 and $224,207 in fiscal years 1996, 1997 and 1998 respectively.

We have computed our ratios of earnings to fixed charges by dividing earnings by fixed charges. We have computed our ratios of earnings to combined fixed charges and preferred stock dividends by dividing earnings by the sum of fixed charges and preferred stock dividend requirements. Earnings consist of income before income taxes, amortization of capitalized interest plus fixed charges other than capitalized interest. Fixed charges consist of interest on all indebtedness, amortization of debt issuance costs and the portion of rental expense representative of interest.

GENERAL DESCRIPTION OF SECURITIES

We, directly or through agents, dealers or underwriters designated from time to time, may offer, issue and sell, together or separately, up to $2,000,000,000 in the aggregate of:

•	secured or unsecured debt securities, in one or more series, which may be either senior debt securities, senior subordinated debt securities or subordinated debt securities;

•	shares of our preferred stock, par value $0.10 per share, in one or more series;

•	shares of our common stock, par value $0.01 per share;

•	warrants to purchase our common stock or our preferred stock;

•	warrants to purchase our debt securities, or

•	any combination of the foregoing, either individually or as units consisting of one or more of the foregoing, each on terms to be determined at the time of sale.

We may issue the debt securities as exchangeable and/or convertible debt securities exchangeable for or convertible into shares of common stock or preferred stock. The preferred stock may also be exchangeable for and/or convertible into shares of common stock or another series of preferred stock. The debt securities, the preferred stock, the common stock and the warrants are collectively referred to herein as the “Securities.” When a particular series of Securities is offered, a supplement to this prospectus will be delivered with this prospectus, which will set forth the terms of the offering and sale of the offered Securities.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. The terms of the debt securities that we describe below, including with respect to covenants, events of default, indenture provisions, and so forth, are general and are subject to the terms of the indenture governing the debt securities. We will indicate in the applicable prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may issue debt securities from time to time in series under the indenture, and one or more supplemental indentures, between us and The Bank of New York, as trustee. The indenture is subject to, and governed by, the terms of the Trust Indenture Act of 1939, as amended. As a result, the terms of the debt securities will include those contained in the indenture and those made part of the indenture by reference to the Trust Indenture Act. We have incorporated by reference in this prospectus a copy of the indenture as an exhibit to the registration statement of which this prospectus is a part, and you should read the indenture for provisions that may be important to you. We have summarized select portions of the indenture below. The summary is not complete. As used in this section, the term “offered debt securities” means the debt securities offered by this prospectus and the applicable prospectus supplement.

General

The indenture provides for the issuance of debt securities in series and does not limit the principal amount of debt securities which may be issued. In addition, except as may be provided in the prospectus supplement relating to the debt securities, the indenture does not limit the amount of additional indebtedness we may incur.

The applicable prospectus supplement or prospectus supplements will describe the following terms of the series of offered debt securities in respect of which this prospectus is being delivered:

•	the title of the offered debt securities;

•	whether the offered debt securities are senior debt securities, senior subordinated debt securities or subordinated debt securities or any combination thereof;

•	any limit upon the aggregate principal amount of the offered debt securities;

•	the date or dates on which the principal of the offered debt securities is payable;

•	the rate or rates at which the offered debt securities will bear interest, if any, or the manner in which such rate or rates are determined;

•	the date or dates from which any such interest will accrue, the interest payment dates on which any such interest on the offered debt securities will be payable and the record dates for the determination of holders to whom such interest is payable;

•	the place or places where the principal of, and any interest on, the offered debt securities will be payable;

•	our obligation, if any, to redeem, repurchase or repay the offered debt securities in whole or in part pursuant to any sinking fund or analogous provisions or at the option of the holders and the price or prices at which and the period or periods within which and the terms and conditions upon which the offered debt securities shall be redeemed, repurchased or repaid pursuant to such obligation;

•	the denominations in which any offered debt securities will be issuable, if other than denominations of U.S. $1,000 and any integral multiple thereof;

•	if other than the principal amount thereof, the portion of the principal amount of the offered debt securities of the series which will be payable upon declaration of the acceleration of the maturity thereof;

•	any addition to or change in the covenants which apply to the offered debt securities;

•	any events of default with respect to the offered debt securities, if not otherwise set forth under “Events of Default”;

•	whether the offered debt securities will be issued in whole or in part in global form, the terms and conditions, if any, upon which such global offered debt securities may be exchanged in whole or in part for other individual securities, and the depositary for the offered debt securities;

•	the terms and conditions, if any, upon which the offered debt securities shall be exchanged for or converted into common stock or preferred stock;

•	the nature and terms of the security for any secured offered debt securities; and

•	any other terms of the offered debt securities which terms shall not be inconsistent with the provisions of the indenture.

We may issue debt securities at a discount from their principal amount (original issue discount securities). Federal income tax considerations and other special considerations applicable to any such original issue discount securities will be described in the applicable prospectus supplement.

We may issue debt securities in bearer form, with or without coupons. Federal income tax considerations and other special considerations applicable to bearer securities will be described in the applicable prospectus supplement.

Status of Debt Securities

The senior debt securities will be unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated indebtedness.

Our obligations pursuant to senior subordinated debt securities will be subordinate in right of payment, to the extent and in the manner set forth in the indenture, to all of our senior indebtedness. Except to the extent set forth in the applicable prospectus supplement, we define our “senior indebtedness” to mean the principal of, and premium, if any, and any interest (including interest accruing subsequent to the commencement of any proceeding for our bankruptcy or reorganization under any applicable bankruptcy, insolvency or similar law now or hereafter in effect) and all other monetary obligations of every kind or nature due on or in connection with

•	all of our indebtedness whether heretofore or hereafter incurred for borrowed money or in connection with the acquisition by us or our subsidiaries of assets other than in the ordinary course of business, for the payment of which we are liable directly or indirectly by guarantee, letter of credit, obligation to purchase or acquire or otherwise, or the payment of which is secured by a lien, charge or encumbrance on assets acquired by us,

•	amendments, modifications, renewals, extensions and deferrals of any such indebtedness, and

•	any indebtedness issued in exchange for any such indebtedness (the three bullet points hereof being collectively referred to herein as “Debt”); provided, however, that the following will not constitute senior indebtedness with respect to senior subordinated debt securities:

•	any Debt as to which, in the instrument evidencing such Debt or pursuant to which such Debt was issued, it is expressly provided that such Debt is subordinate in right of payment to all of our Debt not expressly subordinated to such Debt;

•	any Debt which by its terms refers explicitly to the senior subordinated debt securities and states that such Debt shall not be senior in right of payment; and

•	any of our Debt in respect of the senior subordinated debt securities or any subordinated debt securities.

Our obligations pursuant to subordinated debt securities will be subordinate in right of payment to all of our senior indebtedness and to any senior subordinated debt securities; provided, however, that the following will not constitute senior indebtedness with respect to subordinated debt securities:

•	any Debt as to which, in the instrument evidencing such Debt or pursuant to which such Debt was issued, it is expressly provided that such Debt is subordinate in right of payment to all of our Debt not expressly subordinated to such Debt; and

•	any of our Debt in respect of subordinated debt securities and any Debt which by its terms refers explicitly to the subordinated debt securities and states that such Debt shall not be senior in right of payment.

No payment pursuant to the senior subordinated debt securities or the subordinated debt securities, as the case may be, may be made unless all amounts of principal, premium, if any, and interest then due on all of our senior indebtedness shall have been paid in full or if there shall have occurred and be continuing beyond any applicable grace period a default in any payment with respect to any such senior indebtedness, or if there shall have occurred any Event of Default with respect to any such senior indebtedness permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

However, we may make payments pursuant to the senior subordinated debt securities or the subordinated debt securities, as the case may be, if a default in payment or an Event of Default with respect to the senior indebtedness permitting the holder thereof to accelerate the maturity thereof has occurred and is continuing and judicial proceedings with respect thereto have not been commenced within a certain number of days of such default in payment or Event of Default. Upon any distribution of our assets upon dissolution, winding-up, liquidation or reorganization, the holders of our senior indebtedness will be entitled to receive payment in full of principal, premium, if any, and interest (including interest accruing subsequent to the commencement of any proceeding for our bankruptcy or reorganization under any applicable bankruptcy, insolvency or similar law now or hereafter in effect) before any payment is made on the senior subordinated debt securities or subordinated debt securities, as applicable. By reason of such subordination, in the event of our insolvency, holders of our senior indebtedness may receive more, ratably, and holders of the senior subordinated debt securities or subordinated debt securities, as applicable, having a claim pursuant to the senior subordinated debt securities or subordinated debt securities, as applicable, may receive less, ratably, than our other creditors. Such subordination will not prevent the occurrence of any Event of Default in respect of the senior subordinated debt securities or the subordinated debt securities.

If we offer debt securities, the applicable prospectus supplement will set forth the aggregate amount of outstanding indebtedness, if any, as of the most recent practicable date that by the terms of such debt securities would be senior to such debt securities. The applicable prospectus supplement will also set forth any limitation on our issuance of any additional senior indebtedness.

Exchange, Registration, Transfer and Payment

Unless otherwise specified in the applicable prospectus supplement, payment of principal, premium, if any, and any interest on the debt securities will be payable, and the exchange of and the transfer of debt securities will be registrable, at the office of the trustee or at any other office or agency maintained by us for such purpose, subject to the limitations of the indenture. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued in denominations of U.S. $1,000 or integral multiples thereof. The debt securities shall be signed by two of our officers and authenticated by the manual signature of the trustee. No service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

Global Debt Securities

The debt securities of a series may be issued in the form of one or more global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by such global security or securities. Each global security will be deposited with such depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the indenture.

Notwithstanding any provision of the indenture or any debt security described herein, no global security may be transferred to, or registered or exchanged for debt securities registered in the name of, any person or entity other than the depositary for such global security or any nominee of such depositary, and no such transfer may be registered, unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary for such global security or has ceased to be qualified to act as such as required by the applicable indenture;

•	we execute and deliver to the trustee an order that such global security shall be so transferable, registrable and exchangeable, and such transfers shall be registrable; or

•	there shall exist such circumstances, if any, as may be described in the applicable prospectus supplement.

All debt securities issued in exchange for a global security or any portion thereof will be registered in such names as the depositary may direct.

The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a global security will be described in the applicable prospectus supplement. We expect that the following provisions will apply to depositary arrangements.

Unless otherwise specified in the applicable prospectus supplement, debt securities which are to be represented by a global security to be deposited with or on behalf of a depositary will be represented by a global security registered in the name of such depositary or its nominee. Upon the issuance of such global security, and the deposit of such global security with or on behalf of the depositary for such global security, the depositary will credit, on its book- entry registration and transfer system, the respective principal amounts of the debt securities represented by such global security to the accounts of institutions that have accounts with such depositary or its nominee (“participants”). The accounts to be credited will be designated by the underwriters or agents of such debt securities or by us, if such debt securities are offered and sold directly by us. Ownership of beneficial interests in such global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary or its nominee for such global security. Ownership of beneficial interests in such global security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such global securities.

So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the indenture. Unless otherwise specified in the applicable prospectus supplement, owners of beneficial interests in such global security will not be entitled to have debt securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of such series in certified form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in such global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. If we request any action of holders or if an owner of a beneficial interest in such global security desires to give any notice or take any action a holder is entitled to give or take under the indenture, the depositary will authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Notwithstanding any other provisions to the contrary in the indenture, the rights of the beneficial owners of the debt securities to receive payment of the principal and premium, if any, of and interest on such debt securities, on or after the respective due dates expressed in such debt securities, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the beneficial owners.

Principal of and any interest on a global security will be payable in the manner described in the applicable prospectus supplement.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets to any person unless:

•	we are the surviving corporation or the entity or the person formed by or surviving any such consolidation or merger, if other than us, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	the entity or person formed by or surviving any such consolidation or merger, if other than us, or the entity or person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all of our obligations under the debt securities and the indenture; and

•	immediately prior to and after the transaction no default, as defined in the indenture, or Event of Default shall have occurred and be continuing.

Except as may be described in a prospectus supplement applicable to a particular series of debt securities, there are no covenants or other provisions in the indenture providing for a put or increased interest or otherwise that would afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of our company or a highly leveraged transaction.

Certain Other Covenants

Unless otherwise indicated in this prospectus or a prospectus supplement, the debt securities will not have the benefit of any covenants that limit or restrict our business or operations, the pledging of our assets or the incurrence of indebtedness by us.

With respect to any series of senior subordinated debt securities, we will agree not to issue Debt which is, expressly by its terms, subordinated in right of payment to any of our other Debt and which is not expressly made pari passu with, or subordinate and junior in right of payment to, the senior subordinated debt securities.

The applicable prospectus supplement will describe any material covenants in respect of a series of debt securities. Other than the covenants that are included in the indenture as described above or as described in the applicable prospectus supplement, the indenture will not provide holders of debt securities protection in the event of a highly-leveraged transaction, reorganization, restructuring, merger or similar transaction involving us which could adversely affect holders of debt securities.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, the following will constitute Events of Default under the indenture with respect to debt securities of any series:

•	failure to pay principal of any debt security of that series when due and payable at maturity, upon redemption or otherwise;

•	failure to pay any interest on any debt security of that series when due, and the default continues for 30 days;

•	an Event of Default, as defined in the debt securities of that series, occurs and is continuing, or we fail to comply with any of our other agreements in the debt securities of that series or in the indenture with respect to that series and the default continues for the period and after the notice provided therein and described below; and

•	certain events of bankruptcy, insolvency or reorganization.

A default under the third bullet point above is not an Event of Default with respect to a particular series of debt securities until the trustee or the holders of at least 50% in principal amount of the then outstanding debt securities of that series notify us of the default and we do not cure the default within 30 days after receipt of the notice. The notice must specify the default, demand that it be remedied and state that the notice is a “Notice of Default.”

If an Event of Default with respect to outstanding debt securities of any series, other than an Event or Default relating to certain events of bankruptcy, insolvency or reorganization, shall occur and be continuing, either the trustee or the holders of at least 50% in principal amount of the outstanding debt securities of that series by notice, as provided in the indenture, may declare the unpaid principal amount (or, if the debt securities of that series are original issue discount securities, such lesser amount as may be specified in the terms of that series) of, and any accrued and unpaid interest on, all debt securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see “Modification and Waiver” below.

The indenture provides that the trustee shall provide notice to holders of debt securities of an Event of Default with respect to such debt securities that is continuing and known to the trustee. Except in the case of an Event of Default in payment, the trustee may withhold the notice if and so long as a committee of its trust officers in good faith determines that withholding the notice is in the interest of the holders of the debt securities. The indenture provides that, subject to the duty of the trustee during an Event of Default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable security or indemnity. A holder of debt securities of any series may not pursue a remedy with respect to the indenture or the debt securities unless:

•	the holder gives to the trustee written notice of a continuing Event of Default with respect to that series;

•	the holders of at least 50% in principal amount of the then outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

•	such holder or holders offer to the trustee indemnity satisfactory to the trustee against any loss, liability or expense;

•	the trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

•	during such 60-day period the holders of a majority in principal amount of the then outstanding debt securities of that series do not give the trustee a direction inconsistent with the request.

Subject to such provisions, including those requiring security or indemnification of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

We will be required to furnish to the trustee under the indenture annually a statement as to our performance of our obligations under that indenture and as to any default in such performance.

Modification and Waiver

Subject to certain exceptions, we and the trustee may amend the indenture or the debt securities with the written consent of the holders of a majority in principal amount of the then outstanding debt securities of each series affected by the amendment with each series voting as a separate class. The holders of a majority in principal amount of the then outstanding debt securities of any series may also waive compliance in a particular instance by us with any provision of the indenture with respect to the debt securities of that series; provided, however, that without the consent of each holder of debt securities affected, an amendment or waiver may not:

•	reduce the percentage of the principal amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the rate or change the time for payment of interest on any debt security, including default interest;

•	reduce the principal of or premium, if any, or change the fixed maturity of any debt security, or reduce the amount of, or postpone the date fixed for, redemption or the payment of any sinking fund or analogous obligation with respect thereto;

•	make any debt security payable in currency other than that stated in the debt security;

•	make any change in the provisions concerning waivers of default or Events of Default by holders or the rights of holders to recover the principal of, premium, if any, or interest on, any debt security;

•	waive a default in the payment of the principal of, or interest on, any debt security, except as otherwise provided in the indenture; or

•	reduce the principal amount of original issue discount securities payable upon acceleration of the maturity thereof.

We and the trustee may amend the indenture or the debt securities without notice to or the consent of any holder of a debt security:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with the indenture’s provisions with respect to successor corporations;

•	to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

•	to provide for debt securities in addition to or in place of certificated debt securities;

•	to add to, change or eliminate any of the provisions of the indenture in respect of one or more series of debt securities, provided, however, that any such addition, change or elimination

•	shall neither apply to any debt security of any series created prior to the execution of such amendment and entitled to the benefit of such provision nor modify the rights of a holder of any such debt security with respect to such provision, or

•	shall become effective only when there is no outstanding debt security of any series created prior to such amendment and entitled to the benefit of such provision;

•	to make any change that does not adversely affect in any material respect the interest of any holder; or

•	to establish additional series of debt securities as permitted by the indenture.

The holders of a majority in principal amount of the then outstanding debt securities of any series, by notice to the trustee, may waive an existing default or Event of Default and its consequences except a default or Event of Default in the payment of the principal of, or any interest on, any debt security with respect to the debt securities of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance.    Unless otherwise specified in the applicable prospectus supplement, we may terminate our obligations under the debt securities of any series and the indenture with respect to that series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents) upon the deposit with the trustee, in trust, of money and/or U.S. government obligations, that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium, if any, and interest, if any, on and any mandatory sinking fund payments in respect of the debt securities of such series on the stated maturity of such payments in accordance with the terms of the indenture and such debt securities. Such discharge may occur only if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that holders of the debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants.    Unless otherwise specified in the applicable prospectus supplement, the indenture provides that unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions, we may omit to comply with the restrictive covenants contained in the indenture, as well as any additional covenants contained in a supplement to the indenture, a board resolution or an officers’ certificate delivered pursuant thereto. The conditions require us to, among other things:

•	deposit with the trustee money and/or U.S. government obligations that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent auditors to pay principal, premium, if any, and interest, if any, on and any mandatory sinking fund payments in respect of the debt securities of such series on the stated maturity of such payments in accordance with the terms of the indenture and such debt securities; and

•	deliver to the trustee an opinion of counsel to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and related covenant defeasance and will be subject to United States federal income tax in the same amount and in the same manner and at the same times as would have been the case if such deposit and related covenant defeasance had not occurred.

Defeasance and Events of Default.    In the event we exercise our option to omit compliance with certain covenants of the indenture with respect to any series of debt securities and the debt securities of such series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of such series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of such series at the time of the acceleration resulting from such Event of Default. However, we will remain liable for such payments.

Regarding the Trustees

The trustee with respect to any series of debt securities will be identified in the prospectus supplement relating to such debt securities. The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain certain limitations on the rights of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates; provided, however, that if it acquires any conflicting interest, as defined in the Trust Indenture Act, it must eliminate such conflict or resign.

The holders of a majority in principal amount of the then outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. The Trust Indenture Act and the indenture provide that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its rights and powers, to use the degree of care and skill of a prudent man in the conduct of his own affairs. Subject to such provision, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities issued thereunder, unless they have offered to the trustee indemnity satisfactory to it.

DESCRIPTION OF PREFERRED STOCK

The following description of the terms of the preferred stock sets forth certain general terms and provisions of the preferred stock to which any prospectus supplement may relate. Certain other terms of any series of the preferred stock offered by any prospectus supplement will be described in such prospectus supplement. The description of certain provisions of the preferred stock set forth below and in any prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to our certificate of incorporation and the certificate of designations relating to each series of the preferred stock, which will be filed with the SEC and incorporated by reference in the registration statement of which this prospectus is a part at or prior to the time of the issuance of such series of the preferred stock.

General

We have authority to issue 750,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of August 31, 2000, 313,586,000 shares of our common stock were outstanding, of which 522,230 shares were owned by us as treasury stock. For more information, see the section “Description of Common Stock.” As of August 31, 2000, no shares of our preferred stock were outstanding.

Under our certificate of incorporation, our board of directors is authorized without further stockholder action to provide for the issuance of up to 1,000,000 shares of our preferred stock, in one or more series, with such voting powers, full or limited, and with such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue of a series of such stock adopted, at any time or from time to time, by our board of directors. As used herein, the term “board of directors” includes any duly authorized committee thereof.

The preferred stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a prospectus supplement relating to a particular series of the preferred stock. Reference is made to the prospectus supplement relating to the particular series of the preferred stock offered thereby for specific terms, including:

•	the designation and stated value per share of such preferred stock and the number of shares offered;

•	the amount of liquidation preference per share;

•	the initial public offering price at which such preferred stock will be issued;

•	the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any;

•	any redemption or sinking fund provisions;

•	any conversion or exchange rights; and

•	any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

The preferred stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. The rights of the holders of each series of the preferred stock will be subordinate to those of our general creditors.

Dividend Rights

Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, out of our funds legally available therefor, cash dividends on such dates and at such rates as set forth in, or as are determined by the method described in, the prospectus supplement relating to such series of the preferred stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on our stock books on such record dates, fixed by our board of directors, as specified in the prospectus supplement relating to such series of preferred stock.

Such dividends may be cumulative or noncumulative, as provided in the prospectus supplement relating to such series of preferred stock. If our board of directors fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on such dividend payment date will be lost, and we will have no obligation to pay any dividend for such period, whether or not dividends on such series are declared payable on any future dividend payment dates. Dividends on the shares of each series of preferred stock for which dividends are cumulative will accrue from the date on which we initially issue shares of such series.

Our credit agreement restricts our ability to declare or pay dividends on our capital stock.

Unless otherwise specified in the applicable prospectus supplement, so long as the shares of any series of the preferred stock are outstanding, unless:

•	full dividends (including if such preferred stock is cumulative, dividends for prior dividend periods) have been paid or declared and set apart for payment on all outstanding shares of the preferred stock of such series and all other classes and series of our preferred stock, other than Junior Stock, as defined below; and

•	we are not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous funds for, any shares of preferred stock of such series or any shares of any of our other preferred stock of any class or series, other than Junior Stock, as defined below;

we may not declare any dividends on any shares of our common stock or any of our other stock ranking as to dividends or distributions of assets junior to such series of preferred stock (the common stock and any such other stock being herein referred to as “Junior Stock”), or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any shares of Junior Stock or make any distribution in respect thereof, whether in cash or property or in obligations of our stock, other than in Junior Stock which is neither convertible into, nor exchangeable or exercisable for, any of our securities other than Junior Stock.

Liquidation Preferences

Unless otherwise specified in the applicable prospectus supplement, in the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of each series of the preferred stock will be entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to the holders of common stock or any other shares of our stock ranking junior as to such distribution to such series of the preferred stock, the amount set forth in the prospectus supplement relating to such series of the preferred stock. If, upon our voluntary or involuntary liquidation, dissolution or winding up, the amounts payable with respect to the preferred stock of any series and any other shares of our preferred stock, including any other series of the preferred stock, ranking as to any such distribution on a parity with such series of the preferred stock are not paid in full, the holders of the preferred stock of such series and of such other shares of our preferred stock will share ratably in any such distribution of our assets in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the preferred stock of each series of the full preferential amounts of the liquidating distribution to which they are entitled, unless otherwise provided in the applicable prospectus supplement, the holders of each such series of the preferred stock will be entitled to no further participation in any distribution of our assets.

Redemption

A series of the preferred stock may be redeemable, in whole or from time to time in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the prospectus supplement relating to such series. Shares of the preferred stock redeemed by us will be restored to the status of authorized but unissued shares of our preferred stock.

In the event that fewer than all of the outstanding shares of a series of the preferred stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata, subject to rounding to avoid fractional shares, as may be determined by us or by any other method as may be determined by us in our sole discretion to be equitable. From and after the redemption date, unless default is made by us in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any, dividends will cease to accumulate on the shares of the preferred stock called for redemption and all rights of the holders thereof, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, will cease.

Unless otherwise specified in the applicable prospectus supplement, so long as any dividends on shares of any series of the preferred stock or any other series of our preferred stock ranking on a parity as to dividends and distribution of assets with such series of the preferred stock are in arrears, no shares of any such series of the preferred stock or such other series of our preferred stock will be redeemed, whether by mandatory or optional redemption, unless all such shares are simultaneously redeemed, and we will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

Conversion and Exchange Rights

The terms, if any, on which shares of preferred stock of any series may be exchanged for or converted into shares of common stock, another series of preferred stock or any other Security will be set forth in the prospectus supplement relating thereto. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock, the shares of another series of preferred stock or the amount of any other securities to be received by the holders of preferred stock would be calculated as of a time and in the manner stated in the prospectus supplement.

Voting Rights

Except as indicated in a prospectus supplement relating to a particular series of the preferred stock, or except as required by applicable law, the holders of the preferred stock will not be entitled to vote for any purpose.

DESCRIPTION OF COMMON STOCK

We have authority to issue 750,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of August 31, 2000, 313,586,000 shares of our common stock were outstanding, of which 522,230 shares were owned by us as treasury stock. As of August 31, 2000, no shares of our preferred stock were outstanding.

The holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders, including the election of directors. Stockholders are not entitled to cumulative voting rights, and, accordingly, the holders of a majority of the shares voting for the election of directors can elect our entire board of directors if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any person to our board of directors.

The holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors, in its discretion, from funds legally available therefor and subject to prior dividend rights of holders of any shares of preferred stock which may be outstanding. However, the terms of our current credit arrangements restrict our ability to declare or pay dividends on our common stock. Upon our liquidation or dissolution, subject to prior liquidation rights of the holders of preferred stock, the holders of common stock are entitled to receive on a pro rata basis our remaining assets available for distribution. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of common stock are, and all shares being offered by this prospectus will be, fully paid and not liable to further calls or assessment by us.

DESCRIPTION OF WARRANTS

We may issue debt warrants to purchase debt securities, as well as equity warrants to purchase preferred stock or common stock. Warrants may be issued independently or together with any Securities and may be attached to or separate from such Securities. The warrants are to be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as shall be set forth in the prospectus supplement relating to warrants being offered pursuant to such prospectus supplement.

Debt Warrants

The applicable prospectus supplement will describe the terms of debt warrants offered thereby, the warrant agreement relating to such debt warrants and the debt warrant certificates representing such debt warrants, including the following:

•	the title of such debt warrants;

•	the aggregate number of such debt warrants;

•	the price or prices at which such debt warrants will be issued;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of such debt warrants, and the procedures and conditions relating to the exercise of such debt warrants;

•	the designation and terms of any related debt securities with which such debt warrants are issued, and the number of such debt warrants issued with each such debt security;

•	the date, if any, on and after which such debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of each debt warrant;

•	the date on which the right to exercise such debt warrants will commence, and the date on which such right will expire;

•	the maximum or minimum number of such debt warrants which may be exercised at any time;

•	a discussion of any material federal income tax considerations; and

•	any other terms of such debt warrants and terms, procedures and limitations relating to the exercise of such debt warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations, and debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payment of principal of or any premium, if any, or interest on the debt securities purchasable upon such exercise.

Equity Warrants

The applicable prospectus supplement will describe the following terms of equity warrants offered thereby:

•	the title of such equity warrants;

•	the Securities (i.e., preferred stock or common stock) for which such equity warrants are exercisable;

•	the price or prices at which such equity warrants will be issued;

•	if applicable, the designation and terms of the preferred stock or common stock with which such equity warrants are issued, and the number of such equity warrants issued with each such share of preferred stock or common stock;

•	if applicable, the date on and after which such equity warrants and the related preferred stock or common stock will be separately transferable;

•	if applicable, a discussion of any material federal income tax considerations; and

•	any other terms of such equity warrants, including terms, procedures and limitations relating to the exchange and exercise of such equity warrants.

Holders of equity warrants will not be entitled, by virtue of being such holders, to vote, consent, receive dividends, receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as our stockholders.

The exercise price payable and the number of shares of common stock or preferred stock purchasable upon the exercise of each equity warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to holders of common stock or preferred stock or a stock split, reverse stock split, combination, subdivision or reclassification of common stock or preferred stock. In lieu of adjusting the number of shares of common stock or preferred stock purchasable upon exercise of each equity warrant, we may elect to adjust the number of equity warrants. No adjustments in the number of shares purchasable upon exercise of the equity warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of equity warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger, or sale or conveyance of our property as an entirety or substantially as an entirety, the holder of each outstanding equity warrant shall have the right to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of common stock or preferred stock into which such equity warrant was exercisable immediately prior thereto.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash such principal amount of Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the Securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

PLAN OF DISTRIBUTION

We may sell the Securities to one or more underwriters for public offering and sale by them and may also sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of Securities will be named in the applicable prospectus supplement. We have reserved the right to sell or exchange Securities directly to investors on our own behalf in those jurisdictions where and in such manner as we are authorized to do so.

The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. Sales of common stock offered hereby may be effected from time to time in one or more transactions on the New York Stock Exchange or in negotiated transactions or a combination of such methods. We may also, from time to time, authorize dealers, acting as our agents, to offer and sell Securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of Securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any such underwriter, dealer or agent will be identified, and any such compensation received from us will be described, in the prospectus supplement. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase Securities as a principal, and may then resell such Securities at varying prices to be determined by the dealer.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by us for certain expenses.

To facilitate an offering of a series of Securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the Securities. This may include over-allotments or short sales of the Securities, which involves the sale by persons participating in the offering of more Securities than have been sold to them by us. In such circumstances, such persons would cover such over- allotments or short positions by purchasing in the open market or by exercising the over-allotment option granted to such persons. In addition, such persons may stabilize or maintain the price of the Securities by bidding for or purchasing Securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in any such offering may be reclaimed if Securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the Securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

LEGAL MATTERS

Certain legal matters with respect to the Securities offered hereby will be passed upon for us by Latham & Watkins, Menlo Park, California. Certain legal matters will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

EXPERTS

Ernst & Young LLP, independent auditors have audited our consolidated financial statements and schedule included in and/or incorporated by reference in our Annual Report on Form 10-K for the year ended December 26, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

We have not authorized any person to give any information or to make any representation in connection with this offering other than those contained in this prospectus, and, if given or made, such information or representation must not be relied upon as having been so authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer to sell is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

Advanced Micro Devices, Inc.

$2,000,000,000

Debt Securities

Preferred Stock

Common Stock

Equity Warrants

Debt Warrants

PROSPECTUS

September 18, 2000